PROSPECTUS
                             SNB BANCSHARES, INC.            FILED PURSUANT TO
                                P. O. Box 4748               RULE 424(B)(3)
                               700 Walnut Street             FILE NO: 333-11371
                           Macon, Georgia 31208-4748
                                (912) 752-7386

               272,560 Shares of Common Stock, $1.00 Par Value,
                       and Warrants to Purchase the Same

  SNB Bancshares, Inc. (the "Company" or "Bancshares") is hereby offering for sale a maximum of 272,560 shares of its $1.00 par value common (the "Common Stock") at a purchase price of $13.50 per share. The shares are offered initially as a rights offering to shareholders of record of the Company pursuant to warrants (the "Warrants") issued by the Company at no cost to shareholders of record as of September 20, 1996 (the "Record Date") which entitle shareholders of the Company to purchase one (1) share of the Company's Common Stock for each five (5) shares of the Company's Common Stock owned as of the Record Date at the subscription price of $13.50 per share for a period of thirty days (expiring October 30, 1996). Shares not purchased pursuant to the exercise of those Warrants may be sold to members of the general public who subscribe to such shares at the same price as offered to the Company's shareholders. The Common Stock is being offered and will be sold directly by the Company by officers and employees of the Company through solicitation by mail, telephone and personal contact accompanied by delivery of the Prospectus, and without the use of any dealer or underwriter. The Warrants issued by the Company to its shareholders are non-transferable and may only be exercised in those states in which the underlying securities of the Company have been registered or are exempt from registration.

  INVESTMENT IN THESE SECURITIES INVOLVES A SUBSTANTIAL DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 3 THROUGH 5 HEREOF.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION NOR HAS  THE COMMISSION PASSED  UPON THE ACCURACY  OR
    ADEQUACY OF THIS  PROSPECTUS. ANY REPRESENTATION TO THE  CONTRARY IS A
     CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                                    UNDERWRITING
                                          PRICE     DISCOUNTS AND   PROCEEDS
                                           TO        COMMISSIONS       TO
                                         PUBLIC     PER SHARE(1)   COMPANY(2)
-------------------------------------------------------------------------------
Common Stock, $1.00 Par Value Per
 Share...............................    $13.50          -0-         $13.50
-------------------------------------------------------------------------------
Warrants.............................       *             *             *
-------------------------------------------------------------------------------
Total................................ $3,679,560.00      -0-      $3,679,560.00
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 * The warrants are issued to shareholders of the Company without consideration.
(1) Offers and sales of the shares of Common Stock will be made on behalf of the Company by certain of its officers and directors who will receive no commissions or other remuneration, either directly or indirectly, in connection with this offering.
(2) Before deducting expenses of this offering, estimated to be $30,000.00, as follows: legal $20,000.00; filing fees $2,000.00; accounting $5,000.00; and printing $13,000.00.

                     PROSPECTUS DATED SEPTEMBER 30, 1996.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933 with respect to the shares of Common Stock offered by this Prospectus and the Warrants pursuant to which those shares are initially offered. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or in the exhibits or schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto.

  The common stock of SNB Bancshares, Inc. is registered with the Securities and Exchange Commission pursuant to (S)12 of the Securities Exchange Act of 1934, as a result of which SNB Bancshares, Inc. is subject to the informational requirements of the Exchange Act and files reports and other information with the Securities and Exchange Commission. Such reports and other information filed by SNB Bancshares, Inc. may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's Office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (7 World Trade Center, Suite 1300, New York, N.Y. 10048), and in Chicago (Citibank Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661). Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

  The securities of the Company are not listed on any national securities exchange.

  The Company furnishes annual reports to its shareholders which contain audited financial statements certified by its independent public accountants. The Company may distribute unaudited quarterly reports and other interim reports to its shareholders as it deems appropriate.

  The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in the Prospectus. Written or oral requests for such copies should be directed to: Michael T. O'Dillon, 2918 Riverside Drive, P.O. Box 4748, Macon, Georgia 31208-4748; (912) 757-7345.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    3
Selected Financial Information and Pro Forma Per Share Data...............    6
Use of Proceeds...........................................................    7
Determination of Offering Price...........................................    8
Plan of Distribution......................................................    9
Legal Proceedings.........................................................   10
Directors and Executive Officers..........................................   11
Security Ownership of Certain Beneficial Owners and Management............   13
Securities being Offered..................................................   17
Interest of Named Experts and Counsel.....................................   18
Indemnification of Directors, Officers and Control Persons................   18
Certain Transactions......................................................   19
Business of the Company...................................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operation................................................................   26
Description of Property...................................................   48
Market for Common Equity and Related Stockholder Matters..................   48
Executive Compensation....................................................   49
Financial Statements......................................................   53
SNB Bancshares, Inc.--Consolidated Financial Statements...................  F-1

                               PROSPECTUS SUMMARY

  (The information contained in the following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus.)

 The Company........................... SNB Bancshares, Inc. is a bank holding company organized and existing under
                                        the laws of the State of Georgia. Its
                                        principal offices are in Macon,
                                        Georgia, and its primary source of
                                        earnings is Security National Bank, a
                                        wholly-owned subsidiary commercial
                                        bank (the "Bank").
 Securities Outstanding................ As of the date of the offering, there were 1,362,800 shares of the Company's
                                        Common Stock issued and outstanding.
 Securities Offered.................... 272,560 shares of the $1.00 par value of Common Stock of SNB Bancshares,
                                        Inc.
 Price of the Shares................... $13.50 per share
 Plan of Distribution.................. The shares are first being offered to existing shareholders of the Company
                                        on a pro-rata basis pursuant to
                                        Warrants which have been issued by the
                                        Company without consideration. Each
                                        such shareholder of record on the date
                                        of the Prospectus will be entitled to
                                        purchase pursuant to those Warrants
                                        one (1) share of the Common Stock
                                        offered hereunder for each five (5)
                                        shares of the Company's Common Stock
                                        owned by such shareholder on the date
                                        of this Prospectus. The Warrants must
                                        be exercised on or before October 30,
                                        1996 and will expire if not exercised
                                        on or before that date. The Warrants
                                        issued by the Company are non-
                                        transferable, and may only be
                                        exercised in those states in which the
                                        underlying securities of the Company
                                        are registered or are exempt from
                                        registration. Existing shareholders
                                        may subscribe for shares in addition
                                        to those which they are entitled to
                                        purchase pursuant to the Warrants, but
                                        all such excess subscriptions are
                                        subject to acceptance by the Board of
                                        Directors of the Company. Excess
                                        subscriptions will be satisfied from
                                        shares which are the subject of any
                                        unexercised Warrants. The underlying
                                        shares of the unexercised Warrants may
                                        also be offered to the public at the
                                        same price as offered to existing
                                        shareholders. The shares will be
                                        offered by the Company and its
                                        directors through the officers,
                                        directors and employees of the Company
                                        without the assistance of an
                                        underwriter or dealer.
 Use of Proceeds....................... The proceeds of the offering will be used by the Company for general
                                        corporate purposes, including
                                        furnishing the capital required to
                                        continue the anticipated growth of its
                                        wholly-owned subsidiary, Security
                                        National Bank, and to permit the
                                        potential establishment of additional
                                        offices of the Bank and to possibly
                                        fund an acquisition of another
                                        financial institution by the Company.
                                        It is anticipated that a substantial
                                        portion of the proceeds of the
                                        offering will be infused as additional
                                        capital into the Bank. However, the
                                        Company is not committed to a specific
                                        use of the proceeds of the offering.

 Determination of Offering Price....... There is no established public market for the Common Stock of the Company.
                                        The exercise price of the Warrants and
                                        the offering price of the Common Stock
                                        has been established by the Company
                                        based, among other things, upon the
                                        Company's historical and anticipated
                                        financial performance and the
                                        perceived demand for its shares, and
                                        the price is not necessarily related
                                        to the Company's asset value, net
                                        worth, or other established indicia of
                                        value.
                                        The Warrants are not transferable.
                                        Accordingly, there is no public market
                                        for the Warrants issued by the
                                        Company.

                                 RISK FACTORS

An investment in the shares of Common Stock of the Company offered hereby involves a substantial degree of risk, and a decision to invest in the Company through the purchase of its Common Stock should be made only after a careful consideration of the risk factors set forth herein. In particular, but without limitation, persons considering an investment in the Company's Common Stock should consider the following:

NO ESTABLISHED TRADING MARKET FOR THE COMPANY'S COMMON STOCK OR WARRANTS

  There is no established trading market for shares of the Company's Common Stock, and the stock of the Company is not quoted on the NASDAQ stock market or traded on any stock exchange. Although J. C. Bradford & Co. and Robinson-Humphrey Co., Inc. make a market for the Company's Common Stock, management has no reason to expect that an established trading market will develop in the shares of the Company's Common Stock in the foreseeable future.

  There is no established public market for the Common Stock of the Company. The exercise price of the Warrants and the offering price of the Common Stock have been established by the Company based, among other things, upon the Company's historical and anticipated financial performance and the perceived demand for its Common Stock, and the price is not necessarily related to the Company's asset value, net worth, or other established indicia of value. SEE "DETERMINATION OF OFFERING PRICE". Accordingly, the market value of the Common Stock following this offering may fall below the public offering price.

  The Warrants may not be traded or transferred, and accordingly there is no established trading market for the Warrants, nor will a public market for the Warrants develop subsequent to their issuance. SEE GENERALLY, "DETERMINATION OF OFFERING PRICE".

DILUTIVE EFFECT OF EXERCISE OF FOUNDERS WARRANTS

  Security National Bank, the wholly-owned subsidiary of the Company, issued to its founding directors and executive officers Warrants (the "Founders Warrants") to purchase shares of the Common Stock of Security National Bank in connection with its formation and organization in 1988. Upon the formation of SNB Bancshares, Inc. as a bank holding company and the exchange of shares by shareholders of the Bank for shares of Common Stock of the Company, the Warrants were converted into the right to purchase shares of the Common Stock of the Company, and the Company assumed all of the obligations of the Bank for the Founders Warrants. As of the date of this prospectus, the founding directors and executive officers of the Bank and their transferees, most of whom are presently directors and executive officers of the Company, hold Founders Warrants to purchase in the aggregate 359,760 shares of the Company's Common Stock at a price of $4.165 per share. The exercise price is considerably less than the offering price of the Company's Common Stock and its book value as of June 30, 1996, and accordingly the exercise of those options will dilute the per share book value of the Company's Common Stock. The organizer's Warrants will expire in November, 1998 if not exercised by that time; it is expected that all Warrants will be exercised. The dilutive effect of the exercise of those options is set forth in the Summary Financial Information of the Company set forth hereinafter. SEE GENERALLY, "SELECTED FINANCIAL INFORMATION AND PRO FORMA PER SHARE DATA".

  In addition, the shareholders of the Company approved in 1996 an Incentive Stock Option Plan (the "Incentive Plan") authorizing the Company to issue options to purchase 65,000 shares of its $1.00 par value Common Stock (adjusted to reflect the two-for-one stock split as of June 1, 1996) to certain executive officers and key employees of the Company and of Security National Bank at a price deemed to be the fair market value of those shares as of the date of the grant of the options, as determined by the Board of Directors of the Company. Pursuant to the Incentive Plan, certain key employees of the Company and of the Bank have been granted options to purchase 60,000 shares of the Company's Common Stock at a price of $10.75 per share, after adjustment for the two-for-one stock split as of June 1, 1996. The options vest and are exercisable over a period of five (5) years from the date of the grant (May 2, 1996), but must be exercised in any event no later than ten (10) years from the date the options were granted. It is anticipated that as of the date of the exercise of such options by the holders of the same, the exercise price will be considerably less than the per share book value of the shares of the Company, and will result in a commensurate dilution of the per share book value of the Company's shares.

RESTRICTIONS ON DIVIDENDS

  The earnings of the Company consist almost entirely of dividends paid from the Bank. The Bank is restricted by law with respect to dividends which can be paid to the Company. Dividends may not exceed, without the prior approval of the Comptroller of the Currency, the total of the Bank's net profits for the year plus its retained profits for the preceding two years, less any required transfers to surplus, or an amount greater than its net profits then on hand less losses and bad debts.

REGULATION

  Both the Company and the Bank, are subject to considerable regulation by both federal and state governments and regulatory agencies. Regulations promulgated by the regulatory agencies exercising regulatory control over the Company and the Bank restrict in many respects the activities in which the Company and the Bank can engage. Changes in those regulations can significantly affect the operations of the Company and the Bank. Laws and regulations promulgated by federal and state governments and agencies address, without limitation, establishment of branch offices, the maintenance of adequate capital by the Company and the Bank, necessary levels of reserves against deposits, and the types and amounts of loans and investments. The Federal Reserve Board and the Office of the Comptroller of the Currency possess extensive powers to prevent or remedy unsafe or unsound practices by the entities which they regulate. SEE GENERALLY, "BUSINESS OF THE COMPANY".

COMPETITION AND ECONOMIC CONDITIONS

  The Company and the Bank operate in a very competitive market and compete with other commercial banks, savings and loan associations, finance companies, credit unions, and agricultural credit associations. A recent trend toward deregulation of the financial services industry is likely to result in increased financial competition from non-banking financial institutions, such as insurance companies, securities brokerage funds, and money market mutual funds.

  In addition, the financial performance of the Company and the Bank is in large measure dependent upon the economic conditions of the Company's market area. An adverse change in those economic conditions could severely impair the ability of the Bank's customers to repay extensions of credit, and therefore have a material adverse impact on the results of operations of the Bank and the Company. SEE GENERALLY, "BUSINESS OF THE COMPANY--MARKET AREA OF THE COMPANY".

VOTING CONTROL

  Directors and executive officers of the Company are the beneficial owners, in the aggregate, of approximately 39.90% of the Company's outstanding Common Stock, and if all currently exercisable warrants held by directors and executive officers of the Company were exercised, such persons would be beneficial owners of approximately 51.71% of the Company's outstanding stock. Each of those directors and executive officers will be afforded an opportunity to purchase the shares of the Company's Common Stock offered hereunder on the same terms and conditions as are extended to other shareholders of the Company, based on the number of shares owned as of the record date, but excluding any shares which such directors and executive officers have a right to purchase pursuant to unexercised warrants or the Founders Warrants. It is not anticipated that directors and executive officers of the Company, as a group, upon the conclusion of the offering will own beneficially less than the percentage of the Company's outstanding Common Stock presently owned by them. The directors and executive officers, although not parties to any voting trust or other agreements with respect to the voting of their shares, as a group exert considerable influence on the outcome of all matters submitted to the Company's shareholders for approval. SEE GENERALLY, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT".

NET INTEREST MARGIN

  The Company conducts virtually all of its operations through its wholly-owned subsidiary, the Bank. The income of the Bank, and thus of the Company, is primarily determined by the difference between the interest earned on the Bank's assets and the interest paid on its deposits and liabilities. The net interest rate margin is the difference between the average interest rate earned by the Bank on its assets and the average interest rate paid on deposits and liabilities. The net interest rate margin has declined in recent years for most financial institutions, including the Bank. The net interest rate margin was 5.60% during 1994, 5.20% during 1995, and 5.13% during the first six months of 1996. A continued decline in the net interest rate margin will adversely affect the profitability of the Bank and therefore of the Company.

ADEQUACY OF ALLOWANCE FOR LOAN LOSSES; LOAN CONCENTRATION

  There are certain risks inherit in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherit in dealing with individual borrowers and, in the case of collateralized loans, risks resulting from uncertainties as to the future value of the collateral.

  The Bank maintains a reserve to protect against future loan losses. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The adequacy of the loan loss reserve is evaluated periodically by management. The allowance for potential loan losses is based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable.

  The allowance for loan losses at June 30, 1996 was 1.66% of total loans outstanding, compared to an allowance for loan losses of 1.75% as of December 31, 1995 and 1.95% as of December 31, 1994. The provision for loan losses in 1995 was less than in prior years, reflecting an improvement in the quality of the collateral held as security on loans and the ability of debtors to service their indebtedness. Management considers the allowance for loan losses as of June 30, 1996 adequate to cover potential losses in the loan portfolio. However, should the Company's allowance for loan losses prove to be inadequate, future additions to that allowance for loan losses will result in a decrease in the Company's net income and could result in a decrease in or elimination of the Company's dividends.

  The loan portfolio of the Company has a significant concentration in mortgage loans. As of December 31, 1995, the Company had approximately $45 million in loans secured by real estate outstanding, of which approximately $19 million were loans secured by family residential properties and approximately $23.6 million were loans secured by non-residential properties. In addition, the Company has a significant concentration of its loans secured by hotel properties and to religious organizations. The ultimate collectibility of the loans is largely dependent upon economic conditions in the Middle Georgia area, and accordingly in the event of an adverse change in the economy of that market area or in the hotel industry the Company's allowance for loan losses could prove inadequate.

          SELECTED FINANCIAL INFORMATION AND PRO FORMA PER SHARE DATA

  The following selected financial data is derived from the financial statements of the Company. The data for the six months ended June 30, 1996 and 1995 (which is unaudited) and for the years ended December 31, 1995 through 1991 is derived from financial statements which reflect, in the opinion of management, all normal recurring adjustments necessary to summarize fairly such information for such periods. Information for the Company prior to September 30, 1994 is for the Bank; on that date, each share of Bank Common Stock was exchanged for one share of the Company's Common Stock. All per share data has been revised to reflect the declaration as of March 20, 1995 of a 20% stock dividend, and a two-for-one stock split as of June 1, 1996 effected as a 100% stock dividend. The following data should be read in conjunction with the Company's consolidated financial statements and the related notes contained elsewhere in this prospectus.

                       SELECTED FIVE-YEAR FINANCIAL DATA

      (Dollars in thousands, except per share data and number of shares)

                             SIX MONTH PERIOD                   YEARS ENDED DECEMBER 31
                           ----------------------  -----------------------------------------------------
                           SIX MONTHS  SIX MONTHS
                             ENDED       ENDED
                            6/30/96     6/30/95      1995       1994       1993       1992       1991
                           ----------  ----------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Net Interest Income......  $   2,577   $   2,080   $   4,311  $   3,526  $   2,650  $   2,473  $   1,957
Provision for Loan
Losses...................        107          55         109        302        378        407        816
Other Income.............        514         390         867      1,046        840        522        437
Other Expense............      2,020       1,519       3,117      2,782      2,334      1,908      1,593
Income Taxes.............        270         255         561        436        205        181        (20)
Extraordinary Items .....        -0-         -0-         -0-        -0-        -0-         22        -0-
Cumulative Effect of
Accounting Change........        -0-         -0-         -0-        -0-         53        -0-        -0-
Net Income...............        694         641       1,391      1,052        626        521          5
PER SHARE DATA:
Earnings Per Common and
Common Equivalent Share..  $     .45   $     .47   $    1.01  $     .81  $     .49  $     .40  $     .02
Cash Dividends Paid/s....        .11         .10        0.20       0.16       0.08       0.04       0.01
Stockholders' Equity
(Period End Book Value
Based on 1,362,800 shares
outstanding at June 30,
1996 and 1,200,000
Outstanding Shares at
December 31, 1995 and
prior)...................       7.74        6.32        7.02       5.90       5.33       4.89       4.50
RATIOS:
Return on Average Assets..      1.24%       1.55%       1.51%      1.50%      1.03%      0.96%      0.01%
Return on Average Equity..     14.08%      17.51%      18.16%     15.63%     10.12%      9.22%      0.09%
Dividend Payout Ratio....     21.605       18.71%      17.26%     19.01%     15.98%      9.60%      0.00%
Average Equity to Average
Assets....................      8.81%       8.85%       8.31%      9.65%     10.13%     10.42%     10.77%
BALANCE SHEET DATA: (at
period end)
Assets...................  $ 121,132   $  91,122   $ 107,566  $  78,156  $  66,022  $  57,178  $  53,080
Investment Securities....     35.567      25,360      34,440     18,649     19,976     19,511     15,739
Loans, Net of Income.....     76,612      58,702      64,400     52,277     41,064     32,458     30,285
Allowance for Loan
Losses...................      1,274       1,090       1,128      1,020        743        862        537
Deposits.................    104,659      78,406      92,969     67,209     56,876     49,565     46,565
Stockholders' Equity.....     10,541       7,584       8,426      7,082      6,399      5,873      5,402
Shares Outstanding.......  1,362,800   1,200,000   1,200,000  1,200,000  1,200,000  1,200,000  1,200,000

  Certain organizers of the Bank and their transferees, most of whom are presently directors or executive officers of the Company, hold unexercised Founders Warrants to purchase in the aggregate 359,760 shares of the Company. SEE GENERALLY: "RISK FACTORS--DILUTIVE EFFECT OF EXERCISE OF FOUNDERS WARRANTS". The following table reflects the effect which the exercise of the Founders Warrants would have had on the financial performance and condition of the Company had those Warrants been exercised as of January 1, 1991:

                             SIX       SIX
                           MONTHS    MONTHS                YEARS ENDED DECEMBER 31
                            ENDED     ENDED   -------------------------------------------------
                           6-30-96   6-30-95    1995      1994      1993      1992      1991
                          --------- --------- --------- --------- --------- --------- ---------
BALANCE SHEET DATA:
Total Assets, in
 thousands                $ 122,590 $  92,584 $ 108,992 $  79,596 $  67,491 $  58,662 $  54,574
                          --------- --------- --------- --------- --------- --------- ---------
Stockholders' Equity, in
 thousands                $  12,000 $   9,046 $   9,852 $   8,522 $   7,868 $   7,357 $   6,896
                          --------- --------- --------- --------- --------- --------- ---------
Shares Outstanding
 at Period End            1,722,560 1,559,760 1,559,760 1,559,760 1,559,760 1,559,760 1,559,760
                          ========= ========= ========= ========= ========= ========= =========
PER SHARE DATA:
Earnings per Common and
 Common Equivalent Share  $    0.45 $    0.47 $    1.01 $    0.81 $    0.49 $    0.40 $    0.02
                          --------- --------- --------- --------- --------- --------- ---------
Cash Dividends Paid       $    0.11 $    0.10 $    0.20 $    0.16 $    0.08 $    0.04 $    0.01
                          --------- --------- --------- --------- --------- --------- ---------
Stockholders' Equity
 at Period End            $    6.97 $    5.60 $    6.32 $    5.46 $    5.04 $    4.72 $    4.42
                          ========= ========= ========= ========= ========= ========= =========

                                USE OF PROCEEDS

  The Company has experienced substantial growth in the last two years. As of December 31, 1994 the Company had assets of $78,156,000, deposits of $67,209,000, and loans of $52,277,000, and a capital-to-assets leverage ratio of 9.1%. As of December 31, 1995, the Company had assets of $107,566,000, deposits of $92,969,000, loans of $64,400,000, and a capital-to-assets leverage ratio of 7.8%, and as of June 30, 1996, the Company had assets of $121,132,000, deposits of $104,659,000, loans of $76,803,000 and capital-to-
assets leverage ratio of 8.70%. The increase in the capital-to-assets ratio as of June 30, 1996, is primarily attributable to the issuance of 162,800 shares of its Common Stock (adjusted to reflect the two-for-one stock split) in the first quarter of 1996, resulting in an additional $1,750,100 of equity capital; otherwise, the growth of the Company during that time has resulted in an expected decline in its capital-to-assets ratio.

  The Company is presently well capitalized. Current regulatory standards require bank holding companies to maintain a minimum risk based capital ratio of qualifying total capital to risk weighted assets of 8.0%, with at least 4.0% of the capital consisting of Tier 1 capital, and a Tier 1 leverage ratio of at least 4.0%. Additionally, the regulatory agencies define a well capitalized bank as one which has a leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6%, and a total risk based capital ratio of at least 10%. As of June 30, 1996, the Company's total risk based capital ratio, Tier 1 capital ratio and Tier 1 leverage ratio were all in compliance at 13.90%, 12.65% and 9.39%, respectively.

  Nevertheless, the Company anticipates continued growth in its assets, although at a somewhat lower rate, and the proceeds of this offering will enable the Company to support that growth in assets with adequate capital. Pending the use of the proceeds of this offering for such purposes, the proceeds of the offering will be invested in a variety of short-term assets, including federal funds, interest-bearing deposits in other banks, and similar investments.

  In addition, it is the belief of management that the establishment of additional bank offices in Bibb County, Georgia are essential to the continued growth of the Bank, and recent changes in Georgia's branch banking laws permit the Bank to establish branches in other counties. Management of the Company deems it likely that the Bank will establish additional bank offices or branches in the near future and the proceeds of the offering may be used to support the expenditure of funds necessary to acquire or establish additional bank facilities, including the acquisition and construction of additional offices and the purchase of furniture and equipment used in connection therewith.

  The Company does not anticipate material changes in the allocation of the net proceeds of the offering, but it reserves the right to alter the use of the proceeds for all general corporate purposes which may be permitted under applicable law.

                        DETERMINATION OF OFFERING PRICE

  The stock of the Company is not traded in the over-the-counter market or on any stock exchange, nor is the Company's Common Stock actively traded. Management is frequently advised, however, of the terms upon which shares of its Common Stock are traded. Management of the Company is aware of the trade of 26,640 shares of its Common Stock in 1994; 4,320 shares of its Common Stock in 1995; and 2,500 shares of the Company's Common Stock through July 31, 1996. According to information available to the Company, its stock traded in the following ranges:

                             HIGH       LOW
                           --------- ---------
      FIRST QUARTER 1994     $6.04     $4.58
      SECOND QUARTER 1994     6.56      5.83
      THIRD QUARTER 1994      6.88      6.67
      FOURTH QUARTER 1994     7.29      6.88
      FIRST QUARTER 1995      7.56      7.06
      SECOND QUARTER 1995     7.75      7.50
      THIRD QUARTER 1995      9.25      8.00
      FOURTH QUARTER 1995    10.50     10.00
      FIRST QUARTER 1996   No Trades No Trades
      SECOND QUARTER 1996    12.75     12.44
      THIRD QUARTER 1996     16.00     15.50

  The prices reflected in the above table have been adjusted to reflect the issuance by the Company as of March 20, 1995, of a 20% stock dividend paid to shareholders of record of the Company, as a result of which the Company issued an additional 100,000 shares of its Common Stock, and a two-for-one stock split on June 1, 1996.

  In January, 1996, the Company issued an additional 162,800 shares of its Common Stock, primarily to newly elected directors and executive officers of the Company, at a price of $10.75 per share (adjusted to reflect the subsequent two-for-one stock split) which management believes to have approximated the market value of such stock at the time of its issuance.

  The offering price of $13.50 per share has been determined by management of the Company based upon a number of considerations, including the Company's historical, current and projected financial performance; the perceived demand for the Company's Common Stock; recent bid and ask prices for the Company's Common Stock; the prices at which shares of the Company's Common Stock have traded in recent months; the range of prices at which shares of similarly traded financial institutions' common stock have traded in recent months; and the prices paid in connection with the acquisitions of similarly situated financial institutions in recent months. The offering price does not necessarily represent the actual value of the Common Stock, and the market value of the Common Stock following this offering may fall below the public offering price.

  The Warrants are issued by the Company to its shareholders of record as of September 20, 1996, at no charge to the shareholders. The Warrants are not transferable, and there is no public market for the Warrants.

                             PLAN OF DISTRIBUTION

  The Company is offering hereby a maximum of 272,560 shares of its $1.00 par value Common Stock at a price of $13.50 per share. Those shares are first being offered to existing shareholders of the Company pursuant to Warrants issued by the Company to its shareholders which entitle shareholders of record as of September 20, 1996, to purchase one (1) share of the Company's Common Stock for each five (5) shares owned by him or her as of the Record Date. The Company had outstanding on the date of this Prospectus 1,362,800 shares of its $1.00 par value Common Stock, and the holders of those shares will be entitled to purchase in the aggregate 272,560 shares of the Company's Common Stock. No fractional shares shall be issued.

  Any shareholder desiring to exercise his or her Warrant to purchase shares of the Company offered hereunder must properly complete the form of exercise attached as Exhibit "A" to the Warrant and insure that it is received by SNB Bancshares, Inc. on or before October 30, 1996. ANY WARRANT WHICH IS NOT EXERCISED AS OF THAT DATE SHALL EXPIRE AND BE OF NO FURTHER FORCE AND EFFECT.

  The exact number of shares each shareholder has a right to purchase is set out in the Warrant which accompanies this Prospectus.

  WARRANTS ISSUED TO SHAREHOLDERS OF THE COMPANY WILL EXPIRE AND BE OF NO FURTHER FORCE AND EFFECT UNLESS EXERCISED IN ACCORDANCE WITH THE TERMS OF SUCH WARRANTS ON OR BEFORE OCTOBER 30, 1996. IN ORDER TO BE EFFECTIVELY EXERCISED, TENDER OF THE PURCHASE PRICE AND THE FORM OF EXERCISE ATTACHED TO THE WARRANT MUST BE DELIVERED, PERSONALLY OR BY MAIL, TO THE OFFICES OF THE COMPANY AT 700 WALNUT STREET, P.O. BOX 4748, MACON, GEORGIA 31208-4748 ON OR BEFORE OCTOBER 30, 1996. THE WARRANTS MAY BE EXERCISED IN PART, BUT MAY NOT BE EXERCISED TO PURCHASE FRACTIONAL SHARES. THE NUMBER OF WARRANTS THAT EACH SUBSCRIBING SHAREHOLDER IS ENTITLED TO PURCHASE IS SET FORTH IN THE WARRANT ISSUED AND DELIVERED TO SHAREHOLDERS OF THE COMPANY.

  Any shareholder desiring to subscribe to shares in excess of those which he or she is entitled to purchase pursuant to the Warrants may subscribe to purchase such additional shares by so indicating on the form of warrant which is enclosed with the Prospectus. All such subscriptions are, however, subject to acceptance by the Company's Board of Directors in its sole discretion. Accepted subscriptions for shares in excess of a shareholder's pro rata portion of the shares offered hereunder will be satisfied from the shares underlying those Warrants which are not exercised. The Company will notify each shareholder if all or a portion of such excess subscription has been accepted by the Board of Directors within sixty (60) days of the deadline for exercising the Warrants. Any accepted subscription shall become a binding contract of purchase and sale between the subscribing shareholder and the Company; however, if the purchase price is not paid within ten (10) days of notice of acceptance of the subscription, the Company shall have the right to cancel the subscription.

  Any shares which are not purchased pursuant to the exercise of the Warrants will also be offered to other persons who are residents of the State of Georgia and who are not shareholders of the Company at the same price as the shares are offered to shareholders of the Company, after first delivering to them a copy of the Prospectus. Such subscriptions are subject to acceptance by the Company's Board of Directors in its sole discretion, and accepted subscriptions for such shares will be satisfied from the underlying shares which are the subject of unexercised Warrants. All subscriptions by persons who are not shareholders of the Company must be for a minimum of 300 shares, and such shares may only be purchased by persons who are bona fide residents of the State of Georgia. Any person subscribing to purchase such shares will be required to execute an affidavit, in form and substance satisfactory to the Company, that the subscribing shareholder is a legal resident of the State of Georgia. The Company will notify each person subscribing to such shares if all or a portion of that subscription has been accepted within sixty (60) days of receipt of the subscription; however, if the purchase price is not paid within ten (10) days of notice of acceptance of the subscription, the Company shall have the right to cancel the subscription.

  All subscriptions for shares which are to be satisfied from the underlying shares of Warrants which are not exercised by shareholders of the Company will be subject to acceptance by the Company's Board of Directors in its sole and unfettered discretion.

  The Warrants and the shares of Common Stock of the Company to be purchased pursuant to the exercise of those Warrants have been registered or are exempt from registration in those states in which shareholders of the Company reside as of the date of the Prospectus, based upon the best information available to the Company. THE OBLIGATION OF THE COMPANY TO ISSUE SHARES PURSUANT TO THE WARRANTS IS EXPRESSLY SUBJECT, HOWEVER, TO THE REGISTRATION OR EXEMPTION OF THE SECURITIES WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THOSE WARRANTS IN THOSE STATES IN WHICH THE SHARES ARE TO BE ISSUED. All persons exercising Warrants for purchase of the Common Stock of the Company or otherwise subscribing to shares of the Common Stock of the Company which are the subject of this offering will be required to execute, in form satisfactory to the Company, a certificate of residency, establishing the residence of the subscriber in a state in which the shares of the Company's Common Stock have been registered or are exempt from registration.

  The Company reserves the right to determine the legal state of a shareholder's residence and the availability of exemptions from registration under applicable securities laws of such states. The determination by the Company as to those issues shall be conclusive and binding on all shareholders of the Company and on all other persons or entities subscribing to purchase shares of the Company's Common Stock.

  The Company does not have any agreement with any underwriter or other party for a distribution of the shares offered hereby or for the Warrants and the Company will act as principal in their offering and sale. The Company's management will be the selling agents acting on behalf of the Company and will conduct the offering pursuant to direct mail solicitation.

  The offering is not conditioned upon the sale of all or any portion of the shares offered hereunder. There will be no refund of any funds paid pursuant to any subscription or pursuant to the exercise of any Warrant, even if all of the shares offered hereunder are not sold.

                               LEGAL PROCEEDINGS

  The Company and the Bank are involved periodically in legal proceedings which are incidental to the business in which they are engaged. Neither the Company nor the Bank is presently a party to any litigation which is not routine litigation incidental to the business of the Company or the Bank. The Company is not aware of any material legal proceedings contemplated or threatened against the Company or the Bank.

                       DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth for each director and executive officer of the Company that person's name, age as of June 30, 1996, the year he or she was elected a director or executive officer of the Company (or of the Bank prior to formation of the Company); his or her business experience during the past five (5) years; and his or her relationship to other directors or executive officers of the Company.

NAME                         AGES, TERM, PRINCIPAL OCCUPATION FOR LAST FIVE
---                          YEARS AND FAMILY RELATIONSHIPS
                             ------------------------------------------------

Robert C. Allen              Age 69; Director since 1988; former Vice
                             President, Administration and member of Board of Directors of Security Life Insurance Company of
                             Georgia from 1954 to 1985; active in handling personal investments and real estate holdings since his retirement in 1985.

Alford C. Bridges            Age 57; Director since 1988; President and Chief
                             Executive Officer of Whiteway Development
                             Corporation, d/b/a Appling Brothers, a Middle
                             Georgia based grading, paving and construction company. President of Gateway Development Center,
                             Inc., a real estate holding company, since 1969.

William P. Brooks, M.D.      Age 52; Director since 1988; Practicing physician
                             since 1968; employed by South Macon Family
                             Physicians Clinic since 1975, where he currently serves as President; President of Briardale
                             Apartments, Inc., an apartment rental complex based in Warner Robins, Georgia.

Richard A. Collinsworth      Age 46; Executive Vice President of the Company
                             and of Security National Bank since January,
                             1996; City Commercial Banking Manager for Bank
                             South in Macon in 1995; 24 years in banking, including NationsBank in North Carolina and Texas and Henderson National Bank in Huntsville,
                             Alabama.

Lee R. Greene, Jr.           Age 75; Director since 1988; former owner of
                             Greene Plumbing & Heating Company, a Macon based mechanical contracting company; retired since
                             1983; active in management of personal
                             investments and real estate holdings; Vice
                             President and part owner of Greene & Associates, Inc. (mechanical contractors), and principal of Ashburn Developers, Inc.

Benjamin W. Griffith, III    Age 43; Director since 1988; President and owner
                             of Southern Pine Plantations, Inc., a Macon based real estate development and marketing company, since 1983; principal of Forestry Consultants of Ga., Inc., Southern Timberlands, Inc., Georgia
                             Mine & Minerals, Inc., Southern Pine Plantations of Georgia, Inc., and Southern Pine Plantations of Florida, Inc.

Robert C. Ham                Age 66; Director since 1988; Chairman of the
                             Board of Directors and Chief Executive Officer of the Company and Security National Bank; 48 years in banking, including 14 years as President and Chief Executive Officer of Central Bank of
                             Georgia (now First Union National Bank of
                             Georgia)

Shirley D. Jackson           Age 58; Presently Senior Vice President and
                             Secretary of the Company and Senior Vice
                             President-Loan Administration and Secretary to the Board of Security National Bank; employed by Central Bank of Georgia (now First Union National
                             Bank of Georgia) from 1973 to 1987, where she served as Vice President with functional responsibilities of commercial and consumer lending; 34 years of banking experience.

James W. Kinman              Age 66; elected Director 1996; Chairman of the
                             Board and owner of Lowe Electric Company, a commercial and residential electric and plumbing supply company; former director of Bank South in Macon.

Robert T. Mullis             Age 53; Director since 1988; President and
                             principal owner of Melrose Holdings, Inc., a diversified company involved in retail merchandising, importing, wholesale distribution, real estate and solid waste investments;
                             principal of Diamond Waste, Inc., RTM Industries,
                             Inc., Industrial Recovered Materials, Inc., and
                             Borago, Inc.

Michael T. O'Dillon          Age 41; Senior Vice President, Treasurer and
                             Chief Financial Officer of the Company; Senior
                             Vice President and Cashier, Security National
                             Bank; previously employed by Central Bank of Georgia (now First Union National Bank of
                             Georgia) from January, 1977 to October, 1987, as
                             Vice President and Corporate Secretary in charge of operations and financial reporting.

Ben G. Porter                Age 62; Director since January, 1996; Chairman
                             and owner of Piedmont Communications Corporation, operator of three radio stations; Owner of RMS
                             Warehouse Company and Snelling Management
                             Services; retired from Charter Medical Company since 1988, where he served as Senior Vice
                             President and President of Charter Medical
                             International; former director and member of the Executive Committee of Bank South Corporation.

Sydney J. Pyles              Age 67; Director since 1988; retired from Sydney
                             Pyles Heating & Plumbing Company, Inc., a mechanical contracting company where he served as President since 1964.

John F. Rogers, Jr.          Age 66; Director since 1996; former proprietor of
                             Rogers Oil Company, which he owned until 1982;
                             active in maintaining private investments; Board member of Bank South in Macon until January, 1996.

Charles W. Selby             Age 67; Director since 1988; Chairman of the
                             Board and former President of Warren Associates,
                             Inc., a general contracting company.

Frank M. Shepherd            Age 55; Director since 1988; President and co-
                             owner of Shepherd Brothers Timber Company, Inc., involved in the ownership, harvesting and marketing of timber in the southeast.

Chris R. Sheridan, Jr.       Age 46; Director since January, 1996; Vice
                             President of Chris R. Sheridan & Co., building contractors, and a software developer with Timberline Software Corporation; a Georgia
                             Registered Civil Engineer and member of the Georgia Society of Professional Engineers;
                             Chairman of the Bank South, Macon Board of
                             Directors until January, 1996.

Joe E. Timberlake, III       Age 55; Director since 1988; former President of
                             Timberlake Grocery Company of Macon, a wholesale grocery company from 1976 to 1992; active in maintaining private investments; President of the Macon College Foundation.

H. Averett Walker            Age 42; Director since January, 1996; Director,
                             President and Chief Operating Officer of the
                             Company and Security National Bank; Middle
                             Georgia Regional President of Bank South from
                             1994-1996; 10 years with NationsBank, including
                             Regional President in Albany/Moultrie and
                             President in LaGrange.

Frank G. Wall, Jr.           Age 62; Director since 1988; President since 1974
                             of Springhill Construction Company, Inc., a general contracting, trucking and equipment rental company; Principal of Springhill Services, Inc., Santel Contractors, Inc., and Wilco Air,
                             Inc.

Richard W. White, Jr.        Age 42; Director since 1988; President and part
                             owner of White Brothers Auto Supply, Inc., a wholesale distributor of auto parts, since 1985, and an officer since 1976.

No director of the Company is a director in any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table shows all persons known to the Board of Directors of the Company to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities as of June 30, 1996.

                                 AMOUNT AND NATURE
          NAME AND ADDRESS OF      OF BENEFICIAL   PERCENT OF CLASS
           BENEFICIAL OWNER       OWNERSHIP(/1/)   OUTSTANDING(/2/)
          -------------------    ----------------- ----------------
        Robert T. Mullis           107,678(/3/)         7.73%
        P.O. Box 6292
        Macon, Ga. 31208-0000
        Joe E. Timberlake, III      74,868(/4/)         5.37%
        5734 Kentucky Downs Dr.
        Macon, Ga. 31210
        Robert C. Ham               72,000(/5/)         5.10%
        4690 Oxford Circle
        Macon, Ga. 31210

--------
/1/Beneficial ownership is determined in accordance with Item 403 of Regulation S-B of the Securities and Exchange Commission, and includes all shares which the listed individual has the right to acquire within sixty
   (60) days pursuant to options or warrants. The Company has relied upon information contained in statements filed with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Exchange Act concerning beneficial ownership.
/2/Based on 1,362,800 shares of the Company's Common Stock issued and outstanding, plus, for each listed person, any securities which that person has the right to acquire within sixty (60) days pursuant to options, warrants or other rights.
/3/Includes 24,000 unexercised Founders Warrants, 4,800 additional unexercised warrants purchased by Mr. Mullis, 57,658 shares held directly by Mr. Mullis, 5,760 shares held by a broker as custodian for Mr. Mullis, 4,058 shares held jointly with Michael C. Griffin, and 10,280 shares for which Mr. Mullis has power of attorney and power to vote the shares. Mr. Mullis disclaims beneficial ownership for the 14,338 shares held jointly with Mr. Griffin or as to which he holds a power of attorney.
/4/Includes 31,200 unexercised Founders Warrants, 7,200 shares held by Mr.
   Timberlake as trustee for revocable family trust, and 5,268 shares held by a broker as custodian for Mr. Timberlake.
/5/Includes 48,000 unexercised Founders Warrants.

  The following table shows the number of shares of Common Stock of the Company beneficially owned by each director and executive officer of the Company and by directors and executive officers of the Company as a group as of June 30, 1996:

                                       AMOUNT AND NATURE
           NAME AND ADDRESS OF           OF BENEFICIAL           PERCENT OF CLASS
            BENEFICIAL OWNER            OWNERSHIP(/1/)           OUTSTANDING(/2/)
           -------------------         -----------------         ----------------
        Robert C. Allen                     48,300(/3/)                3.46%
        2956 Malvern Hill Drive
        Macon, Ga. 31204
        Alfred C. Bridges                   40,800(/4/)                2.95%
        349 Gray Highway
        Macon, Ga. 31201
        William P. Brooks, MD               49,200(/5/)                3.56%
        4995 Wellington Drive
        Macon, Ga. 31210
        Richard A. Collinsworth              2,000                     0.15%
        159 Country Club Road
        Macon, Ga. 31210
        Lee R. Greene, Jr.                  28,800(/6/)                2.09%
        5550 Rivoli Drive
        Macon, Ga. 31210
        Benjamin W. Griffith, III           60,960(/7/)                4.41%
        6304 Peake Road
        Macon, Ga. 31210
        Robert C. Ham                       72,000(/8/)                5.10%
        4690 Oxford Circle
        Macon, Ga. 31210
        Shirley D. Jackson                  13,200(/9/)                0.96%
        3805 Bobby Court
        Macon, Ga. 31206

--------
/1/Beneficial ownership is determined in accordance with Item 403 of Regulation S-B of the Securities and Exchange Commission, and includes all shares which the listed individual has the right to acquire within sixty
   (60) days pursuant to options or warrants. The Company has relied upon information contained in statements filed with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Exchange Act concerning beneficial ownership.
/2/Based on 1,362,800 shares of the Company's Common Stock issued and outstanding, plus, for each listed person, any securities which that person has the right to acquire within sixty (60) days pursuant to options, warrants or other rights, except that group ownership percentages are based on the assumption that all warrants exercisable within sixty (60) days are exercised.
/3/Includes 24,000 unexercised Founders Warrants.
/4/Includes 20,400 unexercised Founders Warrants.
/5/Includes 20,400 unexercised Founders Warrants; 12,000 shares held by a broker for Dr. Brooks' IRA account; and 2,400 shares held by Dr. Brooks as custodian for minor children.
/6/Includes 14,400 unexercised Founders Warrants.
/7/Includes 18,000 unexercised Founders Warrants, and 2,100 shares held by a broker as custodian for Mr. Griffith.
/8/Includes 48,000 unexercised Founders Warrants.
/9/Includes 12,000 unexercised Founders Warrants.

                                     AMOUNT AND NATURE
          NAME AND ADDRESS OF          OF BENEFICIAL            PERCENT OF CLASS
            BENEFICIAL OWNER          OWNERSHIP(/1/)            OUTSTANDING(/2/)
          -------------------        -----------------          ----------------
        James W. Kinman                    13,900(/10/)               1.02%
        4978 Wellington Drive
        Macon, Ga. 31210
        Robert T. Mullis                  107,678(/11/)               7.73%
        P.O. Box 6292
        Macon, Ga. 31208
        Michael T. O'Dillon                13,000(/12/)               0.95%
        400 Heritage Drive
        Macon, Ga. 31210
        Ben G. Porter                      46,500                     3.41%
        544 Mulberry Street,
        Suite 705
        Macon, Ga. 31201
        Sydney J. Pyles                    48,000(/13/)               3.46%
        525 Twelfth Street
        Macon, Ga. 31201
        John F. Rogers, Jr.                25,900(/14/)               1.90%
        280 Country Club Road
        Macon, Ga. 31210
        Charles W. Selby                   43,200(/15/)               3.13%
        Route 1, Box 1525
        Gray, Ga. 31032
        Frank M. Shepherd                  54,720(/16/)               3.94%
        Route 1
        Irwinton, Ga.
        Chris R. Sheridan, Jr.             46,500(/17/)               3.41%
        1064 Jackson Springs Rd.
        Macon, Ga. 31211

--------
/10/ Includes 4,650 shares held by Mr. Kinman's wife.
/11/ Includes 24,000 unexercised Founders Warrants, 4,800 additional unexercised Founders Warrants purchased by Mr. Mullis, 57,658 shares held directly by Mr. Mullis, 5,760 shares held by a broker as custodian for Mr. Mullis, 4,058 shares held jointly with Michael C. Griffin, and 11,280 shares for which Mr. Mullis has power of attorney and power to vote the shares. Mr. Mullis disclaims beneficial ownership of the 14,338 shares held jointly with Mr. Griffin or as to which he holds power of attorney.
/12/ Includes 12,000 unexercised Founders Warrants.
/13/ Includes 24,000 unexercised Founders Warrants, and 21,600 shares held by a broker for Mr. Pyles' account and the Sydney J. Pyles Plumbing & Heating Company Profit Sharing Plan.
/14/ Includes 14,200 shares held by a broker for Mr. Rogers' IRA account.
/15/ Includes 19,200 unexercised Founders Warrants, 1,800 shares held by Mr.
     Selby's wife, Evelyn B. Selby, and 3,000 shares held by Evelyn B. Selby as custodian for children.
/16/ Includes 27,360 unexercised Founders Warrants, 21,360 shares held jointly with his wife, and 6,000 shares held by Shepherd Brothers Timber Company, Inc.
/17/ Includes 2,790 shares held by Mr. Sheridan's children and 10,230 shares in the name of Elizabeth C. Sheridan, Mr. Sheridan's spouse.

                                          AMOUNT AND NATURE
              NAME AND ADDRESS OF           OF BENEFICIAL      PERCENT OF CLASS
                BENEFICIAL OWNER           OWNERSHIP(/1/)      OUTSTANDING(/2/)
              -------------------         -----------------    ----------------
        Joe E. Timberlake, III                  74,868(/18/)         5.37%
        5734 Kentucky Downs Dr.
        Macon, Ga. 31210
        H. Averett Walker                       18,640               1.37%
        134 Gleneagles Circle
        Macon, Ga 31210
        Frank G. Wall, Jr.                      42,000(/19/)         3.04%
        Route 1, Box 2120
        Irwinton, Ga. 31042
        Richard W. White, Jr.                   27,200(/20/)         1.98%
        356 Walnut Street
        Macon, Ga. 31201
        All directors as a group               848,926              50.77%
        (18 persons)
        All directors and executive            877,126              51.71%
        officers as a group (21 persons)

--------
/18/ Includes 31,200 unexercised Founders Warrants, 7,200 shares held by Mr.
     Timberlake as trustee for revocable family trust, and 5,268 shares held by a broker as custodian for Mr. Timberlake.
/19/ Includes 21,000 unexercised Founders Warrants.
/20/ Includes 12,600 unexercised Founders Warrants, and 14,600 shares held jointly with his wife.

     The Company is not aware of any arrangements which may result in a change in control of the Company.

                           SECURITIES BEING OFFERED

  The securities offered by the Company are shares of its Common Stock, $1.00 par value. The Company is authorized to issue 5,000,000 shares of Common Stock. There are presently issued and outstanding 1,362,800 shares of the Common Stock of the Company. In addition, there are outstanding Warrants to purchase an additional 359,760 shares of the Common Stock of the Company issued in connection with the organization of Security National Bank, the Company's wholly-owned subsidiary, most of which are owned by directors and executive officers of the Company, and the Company is authorized to issue under its 1996 Incentive Stock Option Plan stock options to certain executive officers and key employees of the Company or of the Bank to purchase up to 65,000 shares of the Company's $1.00 par value Common Stock, of which options to purchase 60,000 shares have been granted pursuant to that plan.

  Each holder of Common Stock of the Company is entitled to one vote per share, but possesses no preemptive rights. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so; in such event, the holders of the remaining shares of Common Stock will not be able to elect any of the directors. The holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors of the Company with respect to the Common Stock out of funds legally available therefor under the laws of the State of Georgia. SEE "RISK FACTORS". In the event of liquidation, dissolution, or winding up of the affairs of the Company, the holders of outstanding shares of Common Stock will be entitled to share pro rata according to their respective interests in the Company's assets and funds remaining after payment or provision for payment of all debts and other liabilities of the Company. The Common Stock is not by its terms convertible or redeemable. The articles of incorporation do not authorize the issuance of any other class of securities.

  The articles of incorporation of the Company provide that there may be no share exchange, merger, consolidation or sale, lease, transfer, exchange or other disposition of all or substantially all of the assets of the corporation or any of its affiliates to another corporation, person or entity unless it is approved by the affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors, and further provide that the articles of incorporation may not be amended except by the affirmative vote of the holders of two-thirds of all classes of stock entitled to vote in the election of directors. The articles of incorporation further provide for the classification of its directors into five classes, which are as nearly equal in number as possible, with the terms of each director being five (5) years but with the terms staggered to provide for the election of approximately one-fifth of the Company's directors at each meeting of shareholders. These provisions in the articles of incorporation are designed to ensure stability of leadership and to discourage hostile and indirect attempts by persons desiring to acquire control of the Company by extending the time required to elect a majority of the directors of the Company, although the provisions would also tend to increase the difficulty of removing the Board of Directors of the Company when considered appropriate by a majority of shareholders.

  The Common Stock of the Company is first being offered to shareholders of the Company pursuant to Warrants issued to shareholders of record of the Company as of September 30, 1996, which entitle each shareholder of the Company as of that date to purchase one (1) additional share of the Company's Common Stock for each five (5) shares of Common Stock of the Company owned as of that date. The Warrants are issued for no consideration to the Company's shareholders, but have been registered pursuant to the Securities Act of 1933 and have either been registered in those states in which the Company's shareholders reside as of the Record Date or are exempt from registration in those states, based upon the best information available to the Company. The Warrants may not be exercised except by persons or entities who are legal residents of the states in which the Warrants and the underlying shares have been registered or, in the opinion of the Company, are exempt from registration. The Warrants are not transferable, and will expire and be of no further force and effect if not exercised in accordance with the terms and provisions of the Warrants on or before October 30, 1996. The Warrants do not entitle the holders of the Warrants to any voting rights, or to any other rights of a shareholder of the Company, other than the right to purchase, on the terms set forth therein, shares of the Company's Common Stock.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

  Certain financial statements included in this Prospectus have been audited by McNair, McLemore, Middlebrooks & Co., independent certified public accountants, to the extent and for the periods set forth in their report. Neither McNair, McLemore, Middlebrooks & Co. nor any member of that firm owns any of the Common Stock of the Company.

  The legality of the Common Stock offered hereby will be passed upon for the Company by Martin, Snow, Grant & Napier, Macon, Georgia. The Martin, Snow, Grant & Napier Keogh Plan and individual members of that firm own shares of the Company's Common Stock. However, neither McNair, McLemore, Middlebrooks & Co. nor Martin, Snow, Grant & Napier, or any member of those firms, was hired on a contingent basis, will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer or employee of the Company.

                         INDEMNIFICATION OF DIRECTORS,
                         OFFICERS AND CONTROL PERSONS

  Article 8, Part 5 of the Georgia Business Corporation Code provides for indemnification of directors and officers of corporations. Under the provisions of O.C.G.A. (S)14-2-852, a director of the Company, to the extent successful in the defense of any proceeding or claim to which he or she is a party because he or she is a director of the Company, is entitled as a matter of right to indemnification against reasonable expenses, including attorneys' fees, incurred by him or her in connection therewith. The Company is further authorized to indemnify any person who is made a party to a proceeding because he or she is a director against any liability incurred including the obligation to pay any judgment rendered against him or her if the director acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The authority of the Company to indemnify a director is not applicable in connection with any proceeding brought by or in the right of the corporation, or in connection with any other proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in any action brought by or in the right of the corporation is limited in any event to reasonable expenses incurred in connection with the proceeding, and does not include the obligation to pay any judgment, settlement, penalty or fine.

  A determination that a director is entitled to indemnification must be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceedings; if a quorum cannot be obtained then by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceedings; by special legal counsel; or by the shareholders of the corporation, excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding. A director of the Company who is a party to a legal proceeding in that capacity may apply to the court for indemnification or advances for expenses if it determines (1) the director is entitled to mandatory indemnification under O.C.G.A. (S)14-2-852; or (2) the director is fairly and reasonably entitled in view of all relevant circumstances to indemnification, even if he or she has not met the standard conduct set forth in O.C.G.A. (S)14-2-851(a) or was adjudged liable as described in O.C.G.A.
(S)14-2-851(d), in which latter event, however, his or her indemnification is limited to reasonable expenses incurred. If the court determines that the director is entitled to indemnification or advance for expenses under this part, it may also order the corporation to pay the directors reasonable expenses to obtain court-ordered indemnification or advance for expenses. The articles of incorporation of the Company also eliminate, as permitted by law, the personal liability of directors of the Company for monetary damages for breach of duty of care or other duty as a director, excepting only any liability for misappropriation of any business opportunity of the corporation, intentional misconduct, and other specified conduct.

  An officer of the Company who is not a director is entitled to mandatory indemnification under O.C.G.A. (S)14-2-852 and is entitled to apply for court ordered indemnification in each case to the same extent as is a director of the Company. The Company may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

  The Company's bylaws provide for indemnification of officers and directors substantially similar to that provided by Article 8, Part 5 of the Georgia Business Corporations Code. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1993 Act and is therefore unenforceable.

                             CERTAIN TRANSACTIONS

  Security National Bank has made loans in the ordinary course of its business to officers and directors of the Company, and also to their relatives, spouses, and entities in which they have an interest. Each of these loans has been made in strict compliance with state and federal statutes and rules and regulations of the Office of the Comptroller of the Currency. As of December 31, 1995, certain executive officers and directors, and companies in which they are an executive officer or partner or in which they have a ten percent (10%) or more beneficial interest, were indebted to Security National Bank in the aggregate amount of $3,254,857.00, and as of June 30, 1996 were so indebted to the Bank in the aggregate amount of $1,854,838. Each of the loans was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

  SNB Bancshares, Inc. is a bank holding company which was formed at the instruction of management of Security National Bank in February, 1994. Pursuant to the terms and provisions of a Plan of Reorganization and Agreement of Merger between the Bank, the Company and Security Interim National Bank, shareholders of Security National Bank were issued one (1) share of Company Common Stock in exchange for each share of bank stock owned by him or her on September 30, 1994, the effective date of the reorganization. Directors and executive officers of the Bank, most of whom currently serve as directors and executive officers of the Company, received shares of the Company on the same basis as did other shareholders of the Company, and received no additional consideration in connection with the reorganization.

  Otherwise, there were no transactions during the last two (2) years, nor are there any other currently proposed transactions, to which either Bancshares or the Bank was or is to be a party, in which the amount involved exceeds $60,000.00 and in which any director, executive officer, principal stockholder or their related interests had, or is to have, a direct or indirect material interest.

                            BUSINESS OF THE COMPANY

GENERAL

  The Company is a Georgia business corporation which was incorporated on February 10, 1994. The Company was organized for the purpose of operating as a bank-holding company under the federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia (Georgia Laws 1976, pg. 168 et. seq.). On September 30, 1994, the Company, after obtaining the requisite regulatory approvals, acquired 100% of the issued and outstanding common stock of the Bank, a national bank which has engaged in a commercial banking business in Bibb County, Georgia since November 4, 1988, through the merger of the Bank with a bank subsidiary of the Company which was created for the purpose of organizing the Bank into a one-bank holding company. Since that time, the Bank has operated as a wholly-owned subsidiary of the Company. As of June 30, 1996, the Bank had assets of $120,938,856; loans of $76,611,916;
deposits of $105,466,189; and equity capital of $9,541,098.

  The Bank offers a full range of deposit products typically offered by commercial banks, including various checking, savings, interest bearing transaction accounts, certificates of deposit and IRA accounts. The Bank's lending services include a wide variety of commercial, consumer, SBA, mortgage and equity loans designed to meet customer needs. Additionally, the Bank offers safe deposit boxes, automated teller machines, credit cards, wire transfers, travelers checks, money orders, night depository and other services for the convenience of its customers. No trust services are currently offered. The Bank has an affiliation with a full service brokerage company which maintains an office at the Bank's Riverside Drive branch.

MARKET AREA OF THE COMPANY

  The Bank, the wholly-owned subsidiary of the Company, is located and conducts virtually all of its business in Bibb County, which had a population in 1990 of approximately 149,967 as reported by the United States Bureau of Census. The Bank conducts business to a lesser extent in the surrounding counties of Jones, Monroe, Twiggs, Wilkinson and Houston. The loan portfolio of the Company is concentrated in various commercial, real estate and consumer loans to individuals and entities located in Middle Georgia, and the ultimate collectibility of the loans and future growth of the Bank is largely dependent upon economic conditions in the Middle Georgia area. The Bank's agricultural loans are negligible. The economy of the Middle Georgia area has been generally favorable in recent years, although population growth in Bibb County has been relatively slow. Robins Air Force Base, located in Houston County, recently survived national base closure mandates, and has recently expanded in size.

COMPETITION

  The banking industry in Bibb County is highly competitive. It is currently served by eight (8) commercial banks, one (1) federal savings bank, sixteen
(16) credit unions, and various finance companies. As of December 31, 1995, the Bank held a 4.34% market share of Bibb County deposits held in banks, savings and loans, and credit unions.

LENDING POLICIES

  The lending policies of the Company are embodied in a comprehensive statement of lending policy adopted by the Bank, which is reviewed and modified periodically. In general, those policies delegate to lending officers of the Company authority to approve loans which do not exceed a specified maximum amount, depending upon the seniority and experience of the lending officer. Loans in excess of those specified limits, but not in excess of $600,000.00, must be approved by the Bank's loan committee. The loan committee is composed of members of the Board of Directors and senior officers of the Bank, but only board members may vote on the decisions of the committee. Loans in excess of $600,000.00 must be ratified by the Bank's full Board of Directors.

  In general, the Company authorizes loans to be made in Bibb County, but restricts the extent to which loans can be made in its secondary service area (defined as Jones, Twiggs, Houston, Peach, Wilkinson, Crawford, and Monroe Counties) and outside of its defined service area. Loans in each county in the secondary service area may not exceed 25% of the Bank's total loans, or 200-300% of the Bank's total capital. Loans outside of Bibb County and the Bank's secondary service area may not exceed 10% of the Bank's total loans and 80% of its total capital. The Bank characterizes loans as desirable, acceptable, undesirable, or prohibited largely on the basis of the nature and extent of the collateral which secures the loans. A loan application is required on all loans, and loan officers are required to submit a memorandum which outlines the borrower's historical relationship with the Bank, the amount of the loan, the purpose of the loan, the repayment schedule, collateral, financial analysis and a statement of the loan grading. Lending officers of the Bank actively solicit customers in the commercial, residential and consumer sectors.

  All requested loans are reviewed carefully before made, with particular consideration to the borrower's character, repayment capacity and collateral. Significant loans require review of documentation of the borrower's financial history; most consumer or residential loans in excess of $10,000.00 require personal financial statements from all borrowers, guarantors, endorsers or co-makers, and all commercial loan applications in excess of $100,000.00 must be supported by financial statements, the nature of which is dependent upon the amount of credit requested. Loans secured by real estate are generally limited to a specified percentage of the value of the real estate, supported by competent appraisals. The lending policy requires that before real estate is accepted as collateral it must be personally viewed by a representative of the Bank, and inspections are required by the lending officer on construction and development projects before substantial draws are made. Special procedures are in place to ensure that loans to directors and executive officers are not made on terms more favorable than such loans are made to other borrowers in similar circumstances.

  A collateral administration department has been established by the Bank to assist in the perfection of security interests in collateral before a loan is consummated and to ensure proper maintenance of files. The Bank has implemented an internal compliance program which provides for the periodic review of samples of loans, credit files, collateral files and adverse action notices. Loan officers are required to assign to each loan at the time it is made a grade, the level of which depends, among other factors, upon the nature and extent of collateral and the repayment ability of the borrower. The lending officer is required to advise the chief executive officer of any change in the status of the loan which would necessitate changing its grade. All loans to customers with an aggregate indebtedness in excess of $150,000.00 are reviewed annually by the credit administration department. The quality of the Bank's loan portfolio is reviewed semi-annually by a qualified outside party, which includes a review of every relationship in excess of $150,000.00, and all past due and non-accruing loans, other real estate owned, and repossessions.

  The Company seeks through its lending policy to avoid an undue concentration of loans in any particular sector of the economy or to any one borrower. Concentration in any enumerated sector in excess of 10% of the Bank's total capital is subject to review by the Bank's Board of Directors, and the Board of Directors has established specific limits designed to prevent the Bank from becoming exposed to undue risks associated with concentrations of real estate loans of specific types or geographic markets. Loans in excess of those specified percentages must be approved by the loan committee and reported to the Board of Directors. As of December 31, 1995 the Bank's loan portfolio consisted of approximately 17.6% in commercial, financial and agricultural loans; 4.4% in real estate construction loans; 69.5% in loans secured by real estate mortgages; and 8.8% in individual or consumer loans.

  The Company seeks generally to avoid long term, fixed-rate loans secured by real estate, especially where such loans are not matched by liabilities of similar maturities. Although a substantial percentage of the Bank's loan portfolio consists of loans secured by real estate mortgages, the overwhelming majority of those loans have maturities of less than three (3) years. Many of the loans with maturities in excess of that time provide for periodic adjustments of interest rates. Real estate loans are generally scheduled to amortize within 15 years for raw land loans and for improved real estate property loans, and 30 years for one-four family, owner occupied real estate loans.

  The Community Reinvestment Act seeks to ensure that each financial institution meets the credit needs of the entire community served by that institution, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of that institution. In accordance with that statute and rules and regulations promulgated by the Board of Governors of the Federal Reserve System, Security National Bank has established a Community Reinvestment Act program designed to further the purposes of the Act and to ensure compliance with it. Each program is overseen by a Community Reinvestment Act officer, and Security National Bank has adopted written Community Reinvestment Act statements.

REGULATION--SNB BANCSHARES, INC.

  The Company is registered as a bank holding company with both the Georgia Department of Banking and Finance as well as with the Board of Governors of the Federal Reserve System. It is required to file annual reports and other information regarding its business operations and those of its subsidiary with both of those regulatory agencies and is subject to examination by both of those agencies.

  The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Board of Governors of the Federal Reserve System (i) before it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisitions, such bank holding company will directly or indirectly own or control more than 5% of the voting shares of such bank; and
(ii) before it may merge or be consolidated with another bank holding company. This Act further requires that consummation of approved acquisitions or mergers be delayed, generally for a period of not less than fifteen (15) days following the date of such approval, during which time complaining parties may obtain a review of the Board's order granting its approval by filing a petition in the appropriate United States Court of Appeals petitioning that the order be set aside. Since September, 1995 the Board of Governors of the Federal Reserve System has been authorized to approve an application by a bank holding company which is adequately capitalized and adequately managed to acquire control of, or acquire all or substantially all the assets of, a bank located in a state other than the home state of the bank holding company, without regard to whether such transaction is prohibited or permitted under state law. That legislation effectively permits bank holding companies to acquire banks in any other state beginning September 29, 1995. Approval of the Federal Reserve System will not be forthcoming, however, for the acquisition of a bank in a host state by an out-of-state bank holding company if the applicable law of the host state provides that the acquired bank be in existence for a minimum period of time not to exceed five (5) years.

  The Bank Holding Company Act prohibits (with specific exceptions) the Company from engaging in non-banking activities or from acquiring direct or indirect control of any company engaged in non-banking activities. The Board of Governors by regulation or order may make exceptions for activities determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Board of Governors is to consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as a greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, making, acquiring or servicing loans, providing discount securities brokerage services, leasing personal property, providing certain investment or financial advice, performing certain data processing services, acting as agent or broker in selling life insurance and certain other types of insurance in connection with credit transactions and certain underwriting activities have all been determined by regulations of the Board of Governors to be permissible activities. The Bank Holding Company Act does not place territorial limitations on permissible bank-related activities of bank holding companies. However, despite prior approval, the Board of Governors does have the power to order a holding company or its subsidiaries to terminate any activity, or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe the continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that holding company. The Federal Reserve Board considers whether the performance of such activities by an affiliate of the holding company can reasonably be expected to produce benefits to the public which outweigh possible adverse effects.

  Under applicable federal law, the Company and its subsidiary are prohibited from extending credit, selling or leasing property, and furnishing any service to any customer on the condition or requirement that the customer obtain any additional property, service or credit from the Company and its subsidiary, refrain from obtaining any property, service or credit from any competitor of the Company or its subsidiary, or furnish any property, service or credit to the Company or its subsidiary. In addition, the Company is required to give the Federal Reserve Board, unless it is considered to be "well-capitalized" by the Board, prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with a net consideration paid for all such purchases or redemptions during the preceding twelve (12) months, is equal to ten percent (10%) or more of the Company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption under certain prescribed circumstances.

  The Federal Reserve Board has been vested with substantial enforcement powers over bank-holding companies and non-banking subsidiaries in those circumstances which represent unsafe or unsound practices or constitute violations of law. The Federal Reserve Board, for instance, may issue cease and desist orders to prohibit unsafe or unsound practices or practices which constitute violations of the law. In addition, the Federal Reserve Board may assess civil penalties against companies or individuals who violate the Bank Holding Company Act or orders or regulations promulgated pursuant thereto in amounts up to $1 million for each day of the violation; may order termination of non-banking activities of non-banking subsidiaries or bank holding companies; and may order termination of ownership and control of a non-banking subsidiary by a bank holding company. Certain violations may also result in criminal penalties.

  The Company is also subject to regulation as a bank holding company by the State of Georgia. Georgia law requires an annual registration of all Georgia bank holding companies with the Department of Banking and Finance. Such registration includes information with respect to the financial condition, operation, management and intercompany relationships of the bank holding company and its subsidiaries and such related matters as the Department of Banking and Finance deems necessary or appropriate to carry out the purposes of Georgia law. Furthermore, the Department of Banking and Finance may from time to time require reports under oath to keep itself informed as to whether the provisions of Georgia banking laws, regulations, and orders issued thereunder by the Department have been complied with, and may make examinations of each bank holding company and subsidiary thereof.

  In addition, Georgia law provides that, without prior approval of the Commissioner of the Department of Banking and Finance, it is unlawful (i) for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank; (ii) for any bank holding company or subsidiary thereof, other than a bank, to acquire all or substantially all of the assets of a bank; or (iii) for any bank holding company to merge or consolidate with any other bank holding company. It is also unlawful for any bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank unless such bank has been in existence and continually operated as a bank for five years or more prior to the date of application to the Commissioner for approval of such acquisition, except in instances in which the Bank is organized to facilitate the acquisition of a bank meeting the five year requirement.

  The Company and its banking subsidiary are deemed "affiliates" within the meaning of Section 23A of the Federal Reserve Act and are subject to restrictions contained in the Act on loan and other transactions between affiliates. A transaction between affiliates of the Corporation may not exceed 10% of the capital stock and surplus of the banking subsidiary involved and the total of all transactions by a banking subsidiary may not exceed 20% of its capital stock and surplus. All extensions of credit may not exceed 20% of its capital stock and surplus. All extensions of credit by the bank subsidiary to affiliates of the Corporation must be secured.

REGULATION--SECURITY NATIONAL BANK

  The Bank is a national banking association, organized under the laws of the United States pursuant to the provisions of the National Bank Act. As such, primary supervisory regulatory authority for the Bank is the Comptroller of the Currency of the United States. The Comptroller regularly examines the Bank and its operations. In addition, operations of the Bank are subject to state and federal statutes applicable to national banks, including regulations of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Comptroller of the Currency. Such statutes and regulations relate to the required reserves, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches and other aspects of their operations.

  The National Bank Act contains restrictions on payment of dividends which
(i) limit the amount of dividends that may be declared by a national bank in any calendar year without the approval of the Comptroller of the Currency to the total of the national bank's net profits (as defined) for such year combined with its retained profits for the preceding two (2) years, less any required transfers to surplus; (ii) prohibit withdrawal of capital in the form of a dividend; and (iii) prohibit the payment of a dividend in an amount greater than its net profits then on hand less losses and bad debts. The Comptroller of the Currency also has authority under the Financial Institutions Supervisory Act of 1966 to prohibit a national bank from engaging in what in his opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend.

  The Bank, as the subsidiary of the Company, is subject to certain restrictions imposed by the Federal Reserve Act, as amended, on any extensions of credit to the bank holding company or the Bank, on investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower.

  The Office of the Comptroller of the Currency is granted wide latitude in enforcing sanctions against any bank which does not operate in accordance with applicable regulations, policies, and directives. Proceedings may be brought against any bank or any director, officer or employee of the bank that is engaged in any unsafe and unsound practice, including the violation of applicable laws and regulations. Civil penalties may be assessed against such companies or individuals for violation of federal statutes, orders or regulations in an amount not to exceed $1,000,000.00 or, in the case of a national banking association, an amount not to exceed the lesser of $1,000,000.00 or 1% of the total assets of that association. In addition, the Office of the Comptroller of the Currency is empowered, upon notice and hearing, to remove any director, officer or employee of any bank under its jurisdiction which has violated any law or regulation, any final cease and desist order, or any written condition or agreement to which the bank is a party, or has engaged in any unsafe or unsound practice in connection with the bank, or has breached a fiduciary duty to the bank. A knowing violation of any provision of the National Bank Act may result in the forfeiture of the rights, privileges and franchises of the Bank. In addition, the Federal Deposit Insurance Corporation has the authority to terminate insurance of accounts maintained with the bank, after notice and hearing, upon a finding by the FDIC that the bank is or has engaged in unsafe and unsound practices that have not been corrected, or is in an unsafe and unsound condition to continue operations, or has violated any applicable law, regulation, rule or order of, or condition imposed, by the appropriate supervisors.

  The Bank is subject to restrictions on the establishment and maintenance of branch banks by the laws of the State of Georgia. The Georgia General Assembly recently enacted legislation which will substantially expand the ability of commercial banks in Georgia to branch into other counties. Commercial banks in Georgia have historically been limited in their banking operations to the county in which their principal offices are located. However, effective July 1, 1996, banks in Georgia will be able to branch into other counties on a limited basis, and effective July 1, 1998 banks in Georgia will be able to branch into other counties on an unlimited basis. Recent federal legislation also authorizes banks to merge across state lines, thereby creating interstate branches, beginning June 1, 1997. Each state has the opportunity to "opt out" of that legislation, thereby prohibiting interstate mergers in such states, or to "opt in" at an earlier time, thereby allowing interstate mergers without that state prior to June 1, 1997. Georgia law has elected to permit interstate mergers as of June 1, 1997, subject to reciprocal legislation being enacted in the other affected states. In addition, a bank is now able to open branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching. Georgia law does not presently permit such de novo branching from another state and a bank in another state may only enter Georgia by acquiring a bank located in Georgia.

CAPITAL REQUIREMENTS

  Both the Company and its subsidiary bank are required to maintain minimum capital ratios. The minimum ratio of Total Capital to Total Risk-Weighted Assets is 8%, of which at least 4% must be in the form of Tier 1 Capital
(Core). Core Capital elements include common stockholder's equity, qualifying non-cumulative perpetual preferred stock, qualifying cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries. Tier 1 Capital is defined generally as the sum of those Core Capital elements less good will and other tangible assets required to be deducted in accordance with applicable regulations. Tier 2 Capital consists of allowance for loan and lease losses (subject to applicable limitations), perpetual preferred stock and related surplus, hybrid capital instruments, perpetual debt, and mandatory convertible debt securities, and term subordinated debt and intermediate-term preferred stock.

  As of June 30, 1996, the Tier 1 Capital ratio of the Company, on a consolidated basis, was 12.65%, and its total Tier 1 and Tier 2 risk-based capital was 13.90%. Both of those measures were in excess of regulatory minimums of 4% for Tier 1 and 8% for total risk-based capital.

  In addition, the Company is required to maintain a leverage capital ratio of not less than 4%. As of June 30, 1996, the Company's leverage capital ratio was 9.39%.

  Banking institutions which do not meet applicable capital requirements are subject to corrective action taken by the appropriate federal banking agencies. A financial institution which is notified by the appropriate banking agency that it is under-capitalized, significantly under-capitalized or critically under-capitalized must submit an acceptable capital restoration plan, and a financial institution is prohibited from making capital distributions if thereafter it is under-capitalized. An under-capitalized institution is also prohibited from increasing its average total assets until its capital restoration plan has been accepted, and is also generally prohibited from making acquisitions, establishing any branches or engaging in any new line of business except in accordance with the capital restoration plan or the approval of the appropriate agency. An under-capitalized institution which fails to submit an acceptable capital restoration plan or fails to implement a capital restoration plan accepted by the appropriate agency may be required to sell additional stock, merge with another institution, remove or replace members of management or take other appropriate action.

  Under regulations recently adopted by the Board of Governors of the Federal Reserve system, a bank's exposure to declines in the economic value of its capital due to changes in interest rates is one factor the agencies will consider in evaluating a bank's capital adequacy. Additional capital may be required if, in the judgment of the applicable regulatory agency, the bank's capital provisions for interest rate risks are inadequate. Additional regulations are being considered which will address in greater detail the role of interest rate risks in assessing the adequacy of a bank's capital.

INSURANCE PREMIUMS

  The deposits of the Bank are insured by the Federal Deposit Insurance Corporation to the extent authorized by law. The Bank is assessed a premium by the FDIC for that coverage and the FDIC has developed a risk-based system to determine a bank's assessment rate. The risk-based system places institutions into one of nine risk categories using a two-step process based first on capital ratios and then on other supervisory information, and the insurance premium for each bank depends upon the level of capitalization and other supervisory concerns. The insurance premiums paid by the Bank increased considerably between 1990 and 1995, as did those of other commercial banks, to ensure that the Bank Insurance Fund which is the source of payments to depositors of failed institutions was sufficiently capitalized. In 1995, however, the reserve ratio of the Bank Insurance Fund achieved a designated level, and under the new assessment schedule the assessment rates of commercial banks such as the Bank will be reduced considerably. The deposit insurance rate for the Bank is presently .004% of domestic deposits. However, the FDIC is authorized to increase or decrease the assessment rates by a maximum of five basis points without engaging in a notice-and-comment rule making proceeding, and no assurance can be furnished that the assessment rate of the Bank will not be increased by the five basis-point maximum in the future, or in excess of that amount with appropriate notice by the Federal Deposit Insurance Corporation.

EMPLOYEES

  As of June 30, 1996, the Company and its subsidiary had 47 full-time employees and 5 part-time employees.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following narrative presents management's discussion and analysis of the Company's financial condition and results of operations as of and for the six-month periods ended June 30, 1996 and 1995 and for the years ended December 31, 1995 and 1994. The historical financial statements of the Company are set forth elsewhere herein. This discussion should be read in conjunction with those financial statements and the other financial information included in this prospectus. As the Company has no subsidiaries other than the Bank and no activities other than those of the Bank, the following discussion refers to the financial condition and operations of the Bank.

                  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO
                        SIX MONTHS ENDED JUNE 30, 1995

FINANCIAL CONDITION

  Financial condition of a commercial bank should be examined to a large extent in terms of trends in sources and uses of funds. The Company's primary use of funds comes from loan demand. During the six months ended June 30, 1996, net loans made to customers increased $12,336,445 or 19.2 percent. Investment securities increased from $34,439,849 to $35,566,924 during the same period which represents an increase of 3.3 percent. Total assets as of June 30, 1996 were $121,132,239 as compared to $107,566,158 as of December 31,
1995. The increase in total assets (12.6 percent) and the significant loan growth were funded primarily through increased deposits. Deposit growth resulted from increased media advertising and heightened community awareness of the personal banking services provided by the Company. Demand, interest-bearing demand and savings deposits increased by $12,880,844 for the six months ended June 30, 1996. Time deposits decreased by $1,190,028 for the same period.

CAPITAL RESOURCES

  The significant growth of the Company for the last two years and, particularly, the last six months has caused management to become increasingly aware of the company's capital needs. Relevant capital balances and ratios for the prior six quarters are as follows:

                                                   QUARTERS
                          ----------------------------------------------------------------
                          2ND 1996   1ST 1996   4TH 1995   3RD 1995   2ND 1995   1ST 1995
                          ---------  ---------  ---------  ---------  ---------  ---------
                                                (IN THOUSANDS)
Stockholders' Equity      $  10,541  $  10,374  $   8,426  $   7,942  $   7,584  $   7,300
Stockholders'
Equity/Assets                  8.70%      9.13%      7.83%      7.73%      8.32%      8.61%
Book Value Per Share      $    7.74  $    7.61  $    7.02  $    6.62  $    6.32  $    6.08
Shares Outstanding        1,362,800  1,362,800  1,200,000  1,200,000  1,200,000  1,200,000
Cash Dividends Per Share  $    .055  $    .055  $     .05  $     .05  $     .05  $     .05

FINANCIAL INFORMATION

  During the first quarter of 1996, 81,400 shares of additional common stock were issued resulting in contributed capital of $1,750,100. Contributed capital along with net income of $329,488 in the first quarter assisted in raising book value from $7.02 per share as of December 31, 1995 to $7.61 per share at the end of the first quarter. The equity to assets ratio at that time was 9.13 percent. During the quarter ended June 30, 1996, net income of $364,566 less cash dividends paid of $74,954 resulted in book value of $7.74 per share and stockholder equity to assets ratio of 8.70 percent. All share and per share data have been adjusted to reflect a 100 percent stock split effected in the form of a dividend on June 1, 1996 and a 20 percent stock split effected in the form of a dividend on March 20, 1995. Management anticipates future growth in loans and assets will be considerable and may require additional contributed capital.

LIQUIDITY

  SNB manages its liquidity position to ensure adequate cash flow for deposit withdrawals and credit commitments.

  The percentage of net loans to deposits as of June 30, 1996 was 73.2 percent, an increase of almost 4 percentage points over the loan-deposit ratio of 69.3 percent as of December 31, 1995. Cash and due from banks and federal funds sold totaled $5,489,527 as of June 30, 1996 as compared with $5,632,830 as of December 31, 1995, representing a decrease of 2.5 percent. The Bank has established relationships with its correspondent banks which will enable it to purchase federal funds on a short-term basis when needed.

  Cash provided by operations during the six months ended June 30, 1996 was $703,209. Financing activities consisting primarily of net cash inflows from deposits of $11,690,816 resulted in total cash inflows for the period of $13,072,325. Cash outflows during the same period totaled $13,918,837 for purchases of investment securities ($1,388,678) and net loans to customers of $12,336,445. For the six- month period, cash and cash equivalents decreased overall by $143,303.

RESULTS OF OPERATIONS

 Interest Income

    Interest income from loans and loan fees were $3,880,358 for the period ended June 30, 1996, which represents an increase of $919,763 (31.1%), over the same period for 1995. The increase is attributed to a significant increase in the volume of loans. Interest from investment securities totaled $926,562 for the 1996 period of which 26.4% or $244,727 represents tax-free interest on state, county and municipal obligations. Thirty percent of interest from investment securities in the prior six months ended June 30, 1995 was tax-free interest.

 Interest Expense

    During the first six months of 1996, interest expense to the Bank incurred on behalf of depositors totaled $2,147,607. It was considerably higher than interest expense of the comparable 1995 period which totals $1,474,876. The increase of $672,731 (45.6%) results from increased interest-bearing deposits which were $87,028,963 as of June 30, 1996 versus $65,339,565 as of June 30, 1995.

 Provision for Loan Losses

    The Bank provided $107,000 for loan losses for the six months ended June 30, 1996 versus $54,571 for the same period in 1995. The amount of the provision for loan losses is the result of judgment made by management after giving due consideration to the credit worthiness and size of the loan portfolio. The increase in the 1996 provision for loan losses was based primarily on growth in the loans outstanding.

    Management seeks to maintain the allowance for loan losses at a level which will be adequate under current economic conditions. However, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for possible loan losses, that additional increases in the allowance will not be required, or that any particular level of allowance for possible loan losses will be maintained.

    As of June 30, 1996, the allowance for loan losses was 1.7 percent of outstanding loans less unearned interest. As of June 30, 1995, the comparable level was 1.9 percent.

 Noninterest Income and Noninterest Expenses

    Noninterest income consists of service charges on deposits, other service charges, commissions and fees, security transactions and other miscellaneous income. Noninterest income of $513,902 for the six months ended June 30, 1996 increased by $123,492 over the comparable period of 1995. Of the total amount, 62.5 percent resulted from service charges on deposits. Service charges on deposits increased significantly due to increased deposit balances.

    Salaries and employee benefits of $1,047,466 through the second quarter of 1996 were higher than $737,938 for the same period in 1995. The increase is representative of manpower requirements necessary to effectively run a growing financial institution. Total noninterest expenses were $2,019,472 for the six months ended June 30, 1996 and $1,519,488 for the same period in 1995.

 Net Income

    Net income for the first half of 1996 totaled $694,054 as compared to $641,227 for the first half of 1995. Earnings per share were $.45 versus $.47, a decrease of $.02 per share resulting from the issuance of 81,400 shares, which subsequently split to 162,800 shares. Return on average assets for the six months ended June 30, 1996 was 1.24 percent representing a decline of .31 percent from the 1.55 percent earned during the first six months of 1995. The decline resulted, to a large extent, because deposits grew faster than the funds could be effectively employed in earning assets. Return on average stockholders' equity for the first quarter of 1996 was
  13.84 percent as compared to 17.66 percent for the comparable period of 1995. The decline can be attributed to the contribution of $1,750,100 of capital during the first six months of 1996.

-------------------------------------------------------------------------------
                               FINANCIAL REVIEW
-------------------------------------------------------------------------------

SUMMARY

The following discussion reviews the results of operations and assesses the financial condition of the Company. This discussion should be read in conjunction with the preceding consolidated financial statements and accompanying notes.

The Company is a one bank holding company organized at the direction of Security National Bank ("Bank") stockholders and management to hold 100% of the common stock of Security National Bank. At a Special Meeting of the Stockholders of the Bank on August 2, 1994, the stockholders of the Bank voted affirmatively for a Plan of Reorganization and Agreement of Merger pursuant to which the Bank became a wholly owned subsidiary of the Company. This reorganization was completed effective September 30, 1994. As a result of the reorganization, each outstanding share of $1.00 par value common stock of the Bank was converted into one share of $1.00 par value common stock of the Company. The functions of the Company as the parent holding company are limited in scope, so that the consolidated financial statements of the Company largely reflect the financial condition and operating results of its sole banking subsidiary. The Bank is a federally chartered commercial bank which commenced operations in Macon, Georgia on November 4, 1988. After the September 30, 1994 reorganization detailed above, the Bank has continued its normal operations as a subsidiary of the Company.

The following table illustrates selected key financial data of the company for the past five years.

TABLE 1
SELECTED FIVE YEAR FINANCIAL DATA
(Dollars in thousands, except per share data and number of shares)

                                      YEARS ENDED DECEMBER 31,
                          -----------------------------------------------------
                            1995       1994       1993       1992       1991
                          ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA:
Net Interest Income       $   4,311  $   3,526  $   2,650  $   2,473  $   1,957
Provision for Loan
 Losses                         109        302        378        407        816
Other Income                    867      1,046        840        522        437
Other Expense                 3,117      2,782      2,334      1,908      1,593
Income Taxes                    561        436        205        181        (20)
Extraordinary Items               0          0          0         22          0
Cumulative Effect of Ac-
 counting Change                  0          0         53          0          0
Net Income                    1,391      1,052        626        521          5
PER SHARE DATA: (a)
 Earnings Per Common and
 Common Equivalent Share  $    1.01  $    0.81  $    0.49  $    0.41  $    0.02
Cash Dividends Paid            0.20       0.17       0.08       0.04       0.00
Stockholders' Equity
 (Year End Book Value
 Based on 1,200,000 Out-
 standing Shares)              7.02       5.90       5.33       4.89       4.50
RATIOS:
Return on Average Assets       1.51%      1.50%      1.03%      0.96%      0.01%
Return on Average Equity      18.16%     15.53%     10.12%      9.22%      0.09%
Dividend Payout Ratio
 (b)                          17.26%     19.01%     15.98%      9.60%      0.00%
Average Equity to Aver-
 age Asset                     8.31%      9.65%     10.13%     10.42%     10.77%
BALANCE SHEET DATA:
 (at year end)
Assets                    $ 107,566  $  78,156  $  66,022  $  57,178  $  53,080
Investment Securities        34,440     18,649     19,976     19,511     15,739
Loans, Net of Income         64,400     52,277     41,064     32,458     30,285
Allowance for Loan
 Losses                       1,128      1,020        743        862        537
Deposits                     92,969     67,209     56,876     49,565     46,565
Stockholders' Equity          8,426      7,082      6,399      5,873      5,402
Shares Outstanding (a)    1,200,000  1,200,000  1,200,000  1,200,000  1,200,000

--------
(a) Share and per share data for all periods have been retroactively restated for a 100% stock split effected in the form of a dividend on June 1, 1996, and a 20% stock split effected in the form of a dividend on March 20, 1995.
(b) Determined by dividing dividends declared by current year net income.

Consolidated total assets of $107.6 million at December 31, 1995 were up by $29.4 million, or 37.6%, over total assets at December 31, 1994. This growth rate is significantly higher than the economic growth statistics for the Company's Macon-Bibb County market area. The strong trend demonstrates the Company's capture of a larger percentage of the local financial services market due primarily to recent industry consolidations of larger banks in the area. Total assets of $78.2 million at December 31, 1994 were up by $12.1 million, or 18.4%, over total consolidated assets at December 31, 1993. On average the balance sheet grew by 31.1% during 1995, 15.0% during 1994, and 12.6% during 1993. Total earning assets averaged $86.9 million during 1995, up from $65.5 million in 1994, and yielded an average return of 9.49% on a tax equivalent basis, compared to averages of 8.79% in 1994 and 8.36% in 1993.

The following table presents condensed average balance sheets for the periods indicated, and the percentages of each of these categories to total average assets for each period.

TABLE 2
AVERAGE BALANCE SHEETS
(Amounts in 1000s)

                                         YEARS ENDED DECEMBER 31,
                              --------------------------------------------------
                               1995       %     1994       %     1993       %
                              -------  ------- -------  ------- -------  -------
ASSETS:
Cash & Due From Banks         $ 2,836     3.1% $ 2,232     3.2% $ 1,857     3.0%
Time Deposits-Other Banks           0     0.0%      47     0.1%     100     0.2%
Federal Funds Sold              3,057     3.3%     674     1.0%     975     1.6%
Taxable Investment Securi-
 ties                          18,245    19.8%  13,326    19.0%  16,050    26.3%
Non-Taxable Inv. Securities     7,699     8.4%   5,716     8.1%   3,683     6.0%
Market Adjustment-Securities     (250)   -0.3%     (89)   (0.1%       0     0.0%
Loans, Net of Interest         57,933    62.9%  45,751    65.1%  35,963    58.9%
Allowance for Loan Losses      (1,083)   -1.2%    (847)   -1.2%    (881)   -1.4%
Bank Premises & Equipment       2,193     2.4%   2,067     2.9%   1,957     3.2%
Other Real Estate                 284     0.3%     364     0.5%     518     0.8%
Other Assets                    1,167     1.3%     974     1.4%     844     1.4%
                              -------  ------- -------  ------- -------  -------
  TOTAL ASSETS                $92,081   100.0% $70,216   100.0% $61,066   100.0%
                              =======  ======= =======  ======= =======  =======
LIABILITIES & STOCKHOLDERS' EQUITY:
Deposits:
 Non-Interest Bearing         $12,734   13.83% $10,290   14.65% $ 7,272   11.91%
 Interest Bearing              67,254   73.04%  50,404   71.78%  46,267   75.77%
Federal Funds Purchased            58    0.06%     345    0.49%     201    0.33%
Demand Notes-US Treasury          491    0.53%     379    0.54%     478    0.78%
Other Borrowed Money-FHLB        2871    3.12%    1299    1.85%      54    0.09%
Obligations-Capital Leases          2    0.00%      18    0.03%     108    0.18%
Other Liabilities                1032    1.12%     705    1.00%     502    0.82%
                              -------  ------- -------  ------- -------  -------
  Total Liabilities            84,442   91.70%  63,440   90.35%  54,882   89.87%
                              -------  ------- -------  ------- -------  -------
Common Stock                      600    0.65%     600    0.85%     600    0.98%
Surplus                         4,500    4.89%   4,500    6.41%   4,500    7.37%
Undivided Profits               2,539    2.76%   1,676    2.39%   1,084    1.78%
                              -------  ------- -------  ------- -------  -------
  Total Stockholders' Equity    7,639    8.30%   6,776    9.65%   6,184   10.13%
                              -------  ------- -------  ------- -------  -------
  TOTAL LIABILITIES &
   STOCKHOLDERS' EQUITY       $92,081  100.00% $70,216  100.00% $61,066  100.00%
                              =======  ======= =======  ======= =======  =======

LOANS

The Bank's loan portfolio constitutes the major interest earning asset of the Company. To analyze prospective loans, management assesses the company's objectives for both credit quality and interest rate pricing to determine whether to extend a loan and the appropriate rate of interest for each loan. The loan portfolio is concentrated in various commercial, real estate and consumer loans to individuals and entities located in middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area. The local economy is generally good, with two recent events helping to bolster the future outlook for the area. First, a large air force base in a contiguous county has survived national base closure mandates. This major middle Georgia employer has recently expanded in size. Second, the 1996 Atlanta summer Olympics have generally aided in economic stability in areas surrounding Atlanta.

Loans net of unearned income of $64.4 million and $52.3 million at December 31, 1995 and 1994 respectively, amounted to 59.9% and 66.9% of total assets, and 69.3% and 77.8% of deposits. The average yields generated by interest and fees from the loan portfolio amounted to 11.02% during 1995, 9.91% during 1994 and 9.66% during 1993. The Company's allowance for loan losses at December 31, 1995 and 1994 amounted to 1.75% and 1.95%, respectively, of outstanding net loans.

The following table presents the amount of loans outstanding by category, both in dollars and in percentages of the total portfolio, at the end of each of the past five years.

TABLE 3
LOANS BY TYPE
(In Thousands)

                                               DECEMBER 31
                                 -------------------------------------------
                                  1995     1994     1993     1992     1991
                                 -------  -------  -------  -------  -------
Commercial, Financial and Agri-
 cultural                        $11,331  $ 9,983  $ 9,853  $ 8,987  $ 8,753
Real Estate--Construction          2,848    2,012    1,552      910    1,660
Real Estate--Mortgage
 Mortgage Loans Held for Sale          0        0        0        0        0
 Other Mortgage                   44,737   35,975   26,290   19,444   17,210
Loans to Individuals               5,670    4,473    3,488    3,196    2,776
                                 -------  -------  -------  -------  -------
  Total Loans                     64,586   52,443   41,183   32,537   30,399
Unearned Income                     (186)    (166)    (118)     (79)    (114)
                                 -------  -------  -------  -------  -------
  Total Net Loans                $64,400  $52,277  $41,065  $32,458  $30,285
                                 =======  =======  =======  =======  =======
Percentage of Total Portfolio:
------------------------------
Commercial, Financial and Agri-
 cultural                           17.6%    19.1%    24.0%    27.7%    28.9%
Real Estate--Construction            4.4%     3.9%     3.8%     2.8%     5.5%
Real Estate--Mortgage
 Mortgage Loans Held for Sale        0.0%     0.0%     0.0%     0.0%     0.0%
 Other Mortgage                     69.5%    68.7%    64.0%    59.9%    56.8%
Loans to Individuals                 8.8%     8.6%     8.5%     9.9%     9.2%
                                 -------  -------  -------  -------  -------
  Total Loans                      100.3%   100.3%   100.3%   100.3%   100.4%
Unearned Income                     -0.3%    -0.3%    -0.3%    -0.3%    -0.4%
                                 -------  -------  -------  -------  -------
  Total Net Loans                  100.0%   100.0%   100.0%   100.0%   100.0%
                                 =======  =======  =======  =======  =======

  The following table provides information on the maturity distribution of selected categories of the loan portfolio and certain interest sensitivity data as of December 31, 1995.

TABLE 4
LOAN MATURITY DISTRIBUTION AND INTEREST SENSITIVITY
(In Thousands)

                                               DECEMBER 31, 1995
                                        --------------------------------
                                                 OVER ONE
                                          ONE      YEAR    OVER
                                         YEAR    THROUGH   FIVE
                                        OR LESS FIVE YEARS YEARS  TOTAL
                                        ------- ---------- ----- -------
Selected loan categories:
  Commercial, financial and agricultura $ 9,143   $2,038   $150  $11,331
  Real estate-construction                2,352      496      0    2,848
                                        -------   ------   ----  -------
   Total                                $11,495   $2,534   $150  $14,179
                                        =======   ======   ====  =======
Loans shown above due after one year:
  Having predetermined interest rates                            $ 1,935
  Having floating interest rates                                     749
                                                                 -------
   Total                                                         $ 2,684
                                                                 =======

INVESTMENT SECURITIES

The investment securities portfolio is another major interest earning asset and consists of debt and equity securities categorized as either available for sale or held to maturity. These securities provide the company with a source of liquidity and a stable source of income. The investment portfolio provides a resource to help balance interest rate risk and credit risk related to the loan portfolio. Investments amounted to $34.4 million, or 32.0% of total assets at December 31, 1995, up from $18.6 million, or 23.9% of total assets at December 31, 1994.

The average 1995 tax equivalent yield on the portfolio, excluding the impact of SFAS No. 115 market value adjustments for unrealized gains and losses on available for sale securities as discussed below, was 6.50%, compared to 6.27% in 1994 and 6.26% in 1993. The 1995 improvement is attributed to volume increases in all portfolio categories, combined with slightly higher rate repricing opportunities. During 1995, the investment securities portfolio represented 29.8% of average earning assets and 28.2% of average total assets. During 1994, the portfolio averaged 29.1% of earning assets and 27.1% of total assets.

At December 31, 1995, the major portfolio components, based on amortized or accreted cost, included 15.9% in U. S. Treasury securities, 49.4% in U. S. agency obligations, 4.1% in mortgage backed securities, 28.7% in tax exempt state, county and municipal bonds and 1.9% in stocks of the Federal Reserve Bank and Federal Home Loan Bank. On December 31, 1995, the market value of the total bond portfolio as a percentage of the book value was 100.5%, up from 98.8% a year earlier. During 1995, the bond market performance improved due to expectations of future interest rate declines. This performance had a positive impact on the market value of the Company's bond portfolio. As of December 31, 1995, the entire investment securities portfolio had gross unrealized gains of $494,588 and gross unrealized losses of $327,682, for a net unrealized gain of $166,906. As of December 31, 1994, the portfolio had a net unrealized loss of $223,278. In accordance with SFAS No. 115, stockholders' equity included a net unrealized gain of $24,136 and a net unrealized loss of ($168,312) recorded on the Available for Sale portfolio as of December 31, 1995 and 1994, respectively, net of deferred tax effects. No trading account has been established by the Company and none is anticipated.

In December, 1995, the Company exercised an option allowed by "Special Report--a Guide to Implementation of FASB No. 115, Accounting for Certain Investments in Debt and Equity Securities--Questions and Answers" to make a one time transfer of certain securities from the Held to Maturity portfolio to the Available for Sale portfolio. This transfer was made to add additional liquidity and flexibility to the portfolio to enable the Company to more effectively manage its interest rate risk position. The amortized cost of the investment securities transferred was $1.9 million.

  The following table summarizes Available for Sale and Held to Maturity investment securities portfolios as of December 31, 1995 and 1994.

TABLE 5
INVESTMENT SECURITIES
(In Thousands)

                                        DECEMBER 31
                                      ---------------
                                       1995    1994
                                      ------- -------
       SECURITIES AVAILABLE FOR SALE
       U. S. Treasury                 $ 5,070 $ 1,939
       U. S. Government Agencies
        Mortgage-Backed                 1,166     436
        Other                          15,754   8,055
       State, County & Municipal        4,457   2,411
       Other Investments                  645     404
                                      ------- -------
                                      $27,092 $13,245
                                      ======= =======
       SECURITIES HELD TO MATURITY
       U. S. Treasury                 $   497 $     0
       U. S. Government Agencies
        Mortgage-Backed                   264     544
        Other                           1,000     500
       State, County & Municipal        5,587   4,360
       Other Investments                    0       0
                                      ------- -------
                                      $ 7,348 $ 5,404
                                      ======= =======
       TOTAL INVESTMENT SECURITIES
       U. S. Treasury                 $ 5,567 $ 1,939
       U. S. Government Agencies
        Mortgage-Backed                 1,430     980
        Other                          16,754   8,555
       State, County & Municipal       10,044   6,771
       Other Investments                  645     404
                                      ------- -------
                                      $34,440 $18,649
                                      ======= =======

The following table presents the aggregate book values of investment securities at December 31, 1993, prior to the adoption of SFAS No. 115. Book value is based on amortized or accreted cost.

TABLE 6
INVESTMENT SECURITIES
(In Thousands)

                                        DECEMBER 31, 1993
                                        -----------------
           U.S. Treasury                     $ 2,026
           U.S. Government Agencies:
            Mortgage-Backed                    1,425
            Other                             11,513
           State, County and Municipal         4,691
           Other Investments                     321
                                             -------
                                             $19,976
                                             =======

  The following table illustrates the contractual maturities and weighted average yields of investment securities held at December 31, 1995. Expected maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties. The weighted average yields are calculated on the basis of the amortized cost and effective yields of each security weighted for the scheduled maturity of each security. The yield on state, county and municipal securities is computed on a taxable equivalent basis using a statutory federal income tax rate of 34%.

TABLE 7
MATURITIES OF INVESTMENT SECURITIES AND AVERAGE YIELDS
(In Thousands)

                               INVESTMENT SECURITIES   INVESTMENT SECURITIES
                                 HELD TO MATURITY        AVAILABLE FOR SALE
                                 DECEMBER 31, 1995       DECEMBER 31, 1995
                              ----------------------- ------------------------
                              CARRYING AVERAGE  FAIR  CARRYING AVERAGE  FAIR
                               VALUE    YIELD  VALUE   VALUE    YIELD   VALUE
                              -------- ------- ------ -------- ------- -------
U.S. Treasury:
  Within 1 Year                $  497   0.00%  $  496 $   995    5.22% $   994
  1 to 5 Years                      0   0.00%       0   3,988    6.51%   4,076
  5 to 10 Years                     0   0.00%       0       0    0.00%       0
  More Than 10 Years                0   0.00%       0       0    0.00%       0
                               ------   ----   ------ -------   -----  -------
                               $  497   0.00%  $  496 $ 4,983    6.25% $ 5,070
                               ------   ----   ------ -------   -----  -------
Mortgage-Backed Government
 Agencies:
  Within 1 Year                $    0   0.00%  $    0 $     0    0.00% $     0
  1 to 5 Years                    264   6.40%     265     557    7.39%     560
  5 to 10 Years                     0   0.00%       0     355    9.36%     372
  More Than 10 Years                0   0.00%       0     221    8.72%     235
                               ------   ----   ------ -------   -----  -------
                               $  264   6.40%  $  265 $ 1,133    8.27% $ 1,167
                               ------   ----   ------ -------   -----  -------
Other U.S. Government Agen-
 cies:
  Within 1 Year                $    0   0.00%  $    0 $ 1,994    4.02% $ 1,954
  1 to 5 Years                  1,000   5.65%   1,000  13,992    5.74%  13,800
  5 to 10 Years                     0   0.00%       0       0    0.00%       0
  More Than 10 Years                0   0.00%       0       0    0.00%       0
                               ------   ----   ------ -------   -----  -------
                               $1,000   5.65%  $1,000 $15,986    5.52% $15,754
                               ------   ----   ------ -------   -----  -------
State, County and Municipal:
  Within 1 Year                $  100   9.86%  $  100 $   476    3.52% $   479
  1 to 5 Years                  2,850   8.09%   2,943   2,537    7.61%   2,596
  5 to 10 Years                 1,562   8.18%   1,586   1,186   10.22%   1,272
  More Than 10 Years            1,075   8.01%   1,089     110    7.36%     110
                               ------   ----   ------ -------   -----  -------
                               $5,587   8.13%  $5,718 $ 4,309    7.87% $ 4,457
                               ------   ----   ------ -------   -----  -------
Other Investments:
  Within 1 Year                $    0   0.00%  $    0 $     0    0.00% $     0
  1 to 5 Years                      0   0.00%       0       0    0.00%       0
  5 to 10 Years                     0   0.00%       0       0    0.00%       0
  More Than 10 Years                0   0.00%       0     644    6.52%     644
                               ------   ----   ------ -------   -----  -------
                               $    0   0.00%  $    0 $   644    6.52% $   644
                               ------   ----   ------ -------   -----  -------
Total Securities:
  Within 1 Year                $  597   1.65%  $  596 $ 3,465    4.30% $ 3,427
  1 to 5 Years                  4,114   7.39%   4,208  21,074    6.15%  21,032
  5 to 10 Years                 1,562   8.18%   1,586   1,541   10.02%   1,644
  More Than 10 Years            1,075   8.01%   1,089     975    7.11%     989
                               ------   ----   ------ -------   -----  -------
                               $7,348   7.18%  $7,479 $27,055    6.17% $27,092
                               ======   ====   ====== =======   =====  =======

  As of December 31, 1995, the company had no holdings of securities of a single issuer in which the aggregate book value and aggregate market value of the securities exceeded ten percent of stockholders' equity, with the exception of U. S. Treasury and U. S. Government Agencies securities.

OTHER ASSETS

  The Company holds additional earning assets in overnight Federal Funds Sold. These balances amounted to $1.8 million on both December 31, 1995 and 1994. Balances in non-earning assets are comprised of cash and correspondent bank balances, fixed assets, income receivable on loans and investments and other miscellaneous assets. Management works to minimize non-earning asset balances in order to maximize profit potential.

DEPOSITS

  Deposits are the Company's primary liability and funding source. Total deposits grew 38.3% from $67.2 million at December 31, 1994 to $93.0 million at December 31, 1995. During 1995, 15.9% of average deposits were held in non-interest bearing checking accounts, 22.0% were in low yield interest bearing transaction and savings accounts, and 62.1% were in time certificates with higher yields. Comparable average deposit mix percentages during 1994 were 16.9%, 29.4% and 53.6%, respectively. The average cost of total deposits, including non-interest checking accounts, during 1995 was 4.39%, up from 3.28% in 1994 and 3.66% in 1993. The increased average deposits cost in 1995 was due in part to a shift in the mix of deposits from lower cost accounts into higher cost certificates of deposit.

  The Bank's total interest expense on deposits and borrowed funds as a percentage of average earning assets amounted to 4.29% during 1995, up from 3.19% during 1994 and 3.50% during 1993. Even though interest rates generally trended lower during the last half of the year 1995, repricing actions on deposits during late 1994 and early 1995 contributed to the average increase in the overall cost of funds.

The following table reflects average balances of deposit categories for 1995, 1994 and 1993.

TABLE 8
AVERAGE DEPOSITS
(In Thousands)

                                            YEARS ENDED DECEMBER 31
                                   -------------------------------------------
                                    1995     %     1994     %     1993     %
                                   ------- -----  ------- -----  ------- -----
  Non-Interest Bearing Demand De-
   posits                          $12,734  15.9% $10,286  16.9% $ 7,272  13.6%
  Interest Bearing Demand Deposits   5,820   7.3%   5,353   8.8%   4,795   9.0%
  Money Market Accounts              8,041  10.1%   8,485  14.0%   7,348  13.7%
  Savings Deposits                   3,733   4.7%   4,008   6.6%   3,533   6.6%
  Time Deposits 0f $100,000 or
   More                             11,719  14.6%   7,877  13.0%   7,026  13.1%
  Other Time Deposits               37,941  47.4%  24,681  40.7%  23,565  44.0%
                                   ------- -----  ------- -----  ------- -----
                                   $79,988 100.0% $60,690 100.0% $53,539 100.0%
                                   ======= =====  ======= =====  ======= =====

  The table below summarizes the maturities of time deposits of $100,000 or more as of December 31, 1995 and 1994. The Company's large denomination time deposits are generally from customers within the local market area, therefore providing a greater degree of stability than is typically associated with this source of funds. The Company holds no foreign deposits.

TABLE 9
MATURITY DISTRIBUTION OF TIME DEPOSITS OF $100,000 OR MORE
(In Thousands)
     As of December 31:

                                         1995    1994
                                        ------- ------
       3 Months or Less                 $ 4,467 $  800
       Over 3 Months through 6 Months     1,979  2,249
       Over 6 Months through 12 Months    4,098  3,672
       Over 12 Months                     5,307  2,454
                                        ------- ------
                                        $15,851 $9,175
                                        ======= ======

BORROWED MONEY

Other interest bearing sources of funds at December 31, 1995 amounted to $4.7 million, up from $2.9 million at December 31, 1994. Of the 1995 balance, $3.7 million consisted of various advance agreements from the Federal Home Loan Bank (FHLB) under the fixed rate and principal reducing credit programs. Only $69,500 of the FHLB notes were short term borrowings due within one year. Demand Notes to the U. S. Treasury of $0.9 million represented accumulated federal tax deposit payments through the Treasury Department's note option program. The cost of borrowed money components averaged 6.37% in 1995, up from 4.80% in 1994 due to the higher cost of new longer term FHLB notes.

OTHER LIABILITIES

Other liabilities of $1.5 million at December 31, 1995 and $1.0 million at December 31, 1994 consist of interest payable on deposits, federal income taxes payable and other accrued but unpaid expenses.

EQUITY CAPITAL

The Company's equity capital of $8.4 million at December 31, 1995 amounts to 7.8% of total assets, compared to 9.1% at December 31, 1994. On average, the equity capital was 8.3% of assets during 1995, compared to 9.7% for 1994. The Bank's equity capital ratios are similar. The decline in capital as a percentage of total assets reflects the high growth rate in assets during 1995.

The Company's capital ratios continue to be higher than the minimum capital standards required under 12 CFR Part 3 regulatory guidelines. This indicates the ability of the Company to support additional future balance sheet growth.

LIQUIDITY

The Company, primarily through the actions of the Bank, engages in liquidity management to insure adequate cash flow for deposit withdrawals and credit commitments. Needs are met through loan repayments, net interest and fee income, and the sale or maturity of existing assets. In addition, liquidity is continuously provided through the acquisition of new deposits or the renewal of maturing deposits. Management monitors deposit flow and evaluates alternate pricing structures to retain and grow deposits as needed. Through various asset / liability management strategies, a balance is maintained among goals of liquidity, safety and earnings potential. Balances held in cash and correspondent banks are reviewed daily to maximize the federal funds investment position. Internal policies which are consistent with regulatory liquidity guidelines are monitored and enforced by the Bank.

The investment portfolio provides a ready means to raise cash without loss if liquidity needs arise. At December 31, 1995, approximately $27.1 million in bonds, at amortized or accreted cost, were carried in the Available for Sale portfolio, and $3.5 million of these bonds mature within a one year period. Only marketable investment grade bonds are purchased. The Bank from time to time invests in short term CDs at other banks, and generally maintains a net sold position in overnight federal funds.

Management continually monitors the relationship of loans to deposits as it relates to the Company's liquidity posture. The Bank had ratios of loans to deposits of 69.3%, 77.8% and 72.2% at December 31, 1995, 1994 and 1993,
respectively, which were considered by management to be satisfactory levels for liquidity purposes. The stability of the Bank's core deposit base is an important factor in the company's liquidity position. A heavy percentage of the Bank's deposit base is comprised of accounts of individuals and small businesses with comprehensive banking relationships and limited volatility. The Bank has no brokered deposits. Additionally, there are only minimal amounts of deposits of public and governmental entities which require a pledge of the Bank's assets. At December 31, 1995, the Bank had $15.9 million in certificates of deposit of $100,000 or more. Although this represents 17.0% of total deposits, the majority of these large CDs are stable deposits of local individuals and small businesses. Management works to avoid reliance on volatile deposits that might lead to liquidity pressures.

  The Company has an unsecured line of credit and the Bank has established borrowing lines for federal funds through correspondent banks. Borrowing capacity also exists through the Bank's membership in the Federal Home Loan Bank program. Management believes that the various funding sources discussed above are adequate to meet the liquidity needs of the Bank and the Company in the future without any material adverse impact on operating results.

CAPITAL RESOURCES AND DIVIDENDS

  The Company has always placed great emphasis on maintaining a strong capital base. At December 31, 1995, the combination of the Company's equity capital accounts and its allowance for loans losses amounted to $9.6 million, resulting in an 8.8% primary capital ratio. Although down from a 10.2% primary capital ratio at December 31, 1994 due to 1995 balance sheet growth, the Company's equity capital position is more than sufficient to meet all pertinent regulatory standards for minimum capital requirements.

  Subsequent to December 31, 1995, the Company issued additional common stock to new directors and executive management who joined the Company in January, 1996. The new shares of common stock were sold at current market value and generated an additional $1.8 million in equity. The company's equity to assets ratio at February 29, 1996 had increased to 9.6%. Outstanding stock warrants held by the Company's organizing directors and executive officers are set to expire in November, 1998. It is anticipated that the exercise of the warrants at will generate an additional $1.5 million in new capital for the Company.

  Regulators use a risk adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the degree of risk associated with on- and off-balance sheet assets. The majority of these risk weighted assets for the Company are on-balance sheet assets in the form of loans. A small portion of risk weighted assets are considered off-balance sheet assets comprised of letters of credit and loan commitments. Capital is categorized as either core (Tier 1) capital or supplementary (Tier 2) capital. Tier 1 capital consists primarily of stockholders' equity minus any intangible assets, while Tier 2 capital consists of the allowance for loan losses up to certain limits, certain short term and other preferred stock and certain debt instruments.

  Current regulatory standards require bank holding companies to maintain a minimum risk based capital ratio of qualifying total capital to risk weighted assets of 8.0%, with at least 4.0% of the capital consisting of Tier 1 capital, and a Tier 1 leverage ratio of at least 4.0%. Additionally, the regulatory agencies define a well capitalized bank as one which has a leverage ratio of at least 5%, a Tier 1 capital ratio of at least 6%, and a total risk based capital ratio of at least 10%. Bancshares' capital ratios under these guidelines as of December 31, 1995 and 1994 are well above the levels for a well capitalized bank as shown in the following table.

TABLE 10
CAPITAL RATIOS (A)
(In Thousands)

                                                        1995     1994
                                                       -------  -------
    As of December 31:
      Tier 1 Capital:
        Stockholders' Equity                           $ 8,402  $ 7,251
        Less Intangible Assets                               0        0
                                                       -------  -------
          Total Tier 1 Capital                           8,402    7,251
                                                       -------  -------
      Tier 2 Capital:
        Eligible Portion of Allowance for
         Loan Losses                                       895      705
        Subordinated and Other Qualifying
         Debt                                                0        0
                                                       -------  -------
          Total Tier 2 Capital                             895      705
                                                       -------  -------
      Total Risk Based Capital                         $ 9,297  $ 7,956
                                                       =======  =======
      Total Net Risk Weighted Assets                   $71,361  $56,164
                                                       =======  =======
                                             MINIMUM
                                           REQUIREMENT
                                           -----------
      Total Risk Based Capital Ratio          8.0%        13.0%    14.2%
      Tier 1 Capital Ratio                    4.0%        11.8%    12.9%
      Leverage Ratio                          4.0%         8.0%     9.8%


--------
(a) Risk based capital ratios for both years presented were prepared using risk based capital rules finalized in November,1 994, which exclude the impact of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

Cash dividends of $240,000, or $.20 per common share, were declared and paid during 1994, up from $200,000, or $.17 per common share, paid during 1994, and $100,000, or $.08 per share, in 1993. The ratios of cash dividends paid to net income for these years were 17.3%, 19.0% and 16.0%, respectively. No dividends were paid in years prior to 1992. In earlier start up years, management had chosen to retain earnings in order to build a secure capital base to support a larger institution in the future. Management anticipates the payment of additional cash dividends in the future based on future earnings, financial condition, cash needs and general business conditions.

On March 20, 1995, the Company issued a 20% stock split effected in the form of a dividend to shareholders of record on February 28, 1995, distributing one new share of $1.00 par value common stock for every five shares held by stockholders. After this action, 600,000 shares of Bancshares common stock were outstanding. On June 1, 1996, a 100% stock split was issued, also effected in the form of a dividend, resulting in 1,200,000 retroactively adjusted shares as of December 31, 1995. Share and per share data for all periods presented have been retroactively restated to reflect the additional shares outstanding resulting from the stock split.

During 1995, the Bank leased and furnished a branch location at 1897 Shurling Drive in northeast Macon and opened its fourth full service office. Additionally, certain equipment purchases and upgrades were made for data processing, proof and imaging technology. The additional 1995 fixed assets were financed through the original equity base and retained earnings of the Bank with no external borrowing.

During 1996, it is possible that additional main office and/or branch facilities will be constructed or purchased to accomodate the company's high rate of growth and serve all segments of its middle Georgia market. Management is currently reviewing various options for fixed assets expansion. It is anticipated that increases in fixed assets will be offset by a combination of internal financing, utilization of excess cash at the parent company, and external borrowing.

Management is aware of no current recommendations by regulatory authorities which, if they were to be implemented, would have a material effect on the company's liquidity, capital resources or operations.

RESULTS OF OPERATIONS FOR THE YEARS
ENDED DECEMBER 31, 1995, 1994 AND 1993

The Company's net income was $1,390,795, $1,052,239, and $625,967 for 1995,
1994 and 1993, respectively. Earnings per common and common equivalent share amounted to $1.01 in 1995, $0.81 in 1994, and $0.49 in 1993. Share and per share data for all periods have been retroactively restated for a 20% stock split effected as a dividend on March 20, 1995, and a 100% stock split effected in the form of a dividend on June 1, 1996. The Company's return on average assets amounted to 1.51% for 1995, 1.50% for 1994, and 1.03% for 1993. The return on average equity was 18.16%, 15.53%, and 10.12%, respectively.

NET INTEREST INCOME

Net interest income (the difference between the interest earned on assets and the interest paid on deposits and liabilities) is the principal source of earnings for the company. The Company's average net interest rate margin, on a taxable equivalent basis, decreased to 5.20% during 1995, down from 5.60% during 1994, although still strong by industry standards. The 1993 net interest rate margin averaged 4.86%. Net interest income before tax equivalency adjustments in 1995 amounted to $4,310,577, up 22.2% from $3,526,568 in 1994. The net interest income of 1994 was up 33.1% from $2,649,841 recorded in 1993. The following table presents interest income and interest expense for the past three years. Interest income shown below has been adjusted to reflect taxable equivalent adjustments to tax-exempt securities income, thereby presenting interest income as if it was fully taxable, using the Company's incremental statutory corporate federal income tax rate of 34%.

TABLE 11
NET INTEREST INCOME
(In Thousands)

                                         YEARS ENDED DECEMBER
                                                  31
                                         ----------------------
                                          1995    1994    1993
                                         ------  ------  ------
Interest Income                          $8,041  $5,616  $4,639
Taxable Equivalent Adjustment               210     142     107
                                         ------  ------  ------
 Interest Income, Taxable Equivalent      8,251   5,758   4,746
Interest Expense                          3,731   2,089   1,989
                                         ------  ------  ------
 Net Interest Income, Taxable Equivalent $4,520  $3,669  $2,757
                                         ======  ======  ======

The resulting average net interest rate margins during the years 1995, 1994 and 1993 were as follows:

                                          1995    1994    1993
                                         ------  ------  ------
                                          (As a % of Average
For the Years Ended December 31:           Earning Assets)
  Interest Income (1)                      9.49%   8.79%   8.36%
  Interest Expense                         4.29%   3.19%   3.50%
                                         ------  ------  ------
   Net Interest Rate Margin (1)            5.20%   5.60%   4.86%
                                         ======  ======  ======

--------
(1) Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax exempt securities to a fully taxable basis.

Net interest income, on a tax equivalent basis, increased by approximately $851,000 from 1994 to 1995. Essentially all of this increase is attributed to the strong balance sheet growth during 1995. The decline of 40 basis points in the average 1995 net interest margin of 5.20% from the 1994 margin of 5.60% is attributed to several factors. First, the mix of assets shifted toward lower yielding instruments in 1995. The average loan portfolio, although exhibiting 26.6% overall growth from last year, declined as a percentage of total average assets--62.9% in 1995 compared to 65.2% in 1994. Assets shifted into less profitable securities and overnight federal funds. This trend continued through year end 1995, but has reverted to stronger loan growth in the early months of 1996.

Second, the mix of deposit growth during 1995 shifted more to costlier certificates and away from checking, savings, and low cost transaction accounts. In 1995, average deposits were comprised of 62.0% in certificates of deposits (including CDs of $100,000 or more and IRA CDs), and 38.0% in checking and lower cost deposits. The comparable 1994 percentages were 53.7% and 46.3%. Third, repricing action on certificates of deposit during 1995, especially in the first half of the year, significantly increased average CD yields.

Tax equivalent net interest income increased by over $912,000 from 1993 to 1994. Approximately 85%, or $774,000, of this 1994 margin improvement over 1993 can be accounted for through strong growth trends in the balance sheet, while 15%, or $138,000, of the increase is attributed to the rising interest rate environment during 1994.

The improvement of 74 basis points in the average 1994 net interest rate margin of 5.60% from the 1993 level of 4.86% occurred for several reasons. A 27.2% growth factor in the loan portfolio was the major contributor. Not only did outstanding loans increase significantly, but the proportion of loans as a percentage of the balance sheet grew as well, creating a more profitable balance sheet mix. Loan yields improved by 25 basis points from 1993 to 1994. A rising rate environment fueled this increase. We experienced five increases in the prime rate of interest during 1994, from 6.00% to 8.50% at year end. The other significant contributor to higher margins was the controlled cost of deposits and other borrowings. In spite of good growth patterns, the rates paid on most deposits trended downward on average for most of 1994 until CD maturities and repricing pressures turned the average yields upward in mid year 1994.

The following table summarizes average balance sheets, interest and yield information on a taxable equivalent basis for the years ended December 31, 1995, 1994 and 1993.

TABLE 12
AVERAGE BALANCE SHEETS, INTEREST AND YIELDS
(Tax equivalent basis, in thousands)

                                  1995                     1994                     1993
                         -----------------------  -----------------------  -----------------------
                         AVERAGE          YIELD/  AVERAGE          YIELD/  AVERAGE          YIELD/
                         BALANCE INTEREST  RATE   BALANCE INTEREST  RATE   BALANCE INTEREST  RATE
                         ------- -------- ------  ------- -------- ------  ------- -------- ------
ASSETS:
Loans, net of unearned
 income: (a) (b)
 Taxable                 $57,933  6,383   11.02%  $45,751  4,532    9.91%  $35,963  3,473    9.66%
 Tax exempt (c)                0      0    0.00         0      0    0.00         0      0    0.00
                         -------  -----           -------  -----           -------  -----
  Net Loans               57,933  6,383   11.02    45,751  4,532    9.91    35,963  3,473    9.66
                         -------  -----           -------  -----           -------  -----
Investment securities:
 (d)
 Taxable                  18,244  1,069    5.86    13,326    777    5.83    16,051    919    5.73
 Tax Exempt (c)            7,699    619    8.04     5,716    418    7.31     3,683    316    8.58
                         -------  -----           -------  -----           -------  -----
  Total investment
   securities             25,943  1,688    6.51    19,042  1,195    6.27    19,734  1,235    6.26
                         -------  -----           -------  -----           -------  -----
Interest earning
 deposits                      0      0    0.00        47      4    9.23       100      9    9.15
Federal funds sold         3,057    180    5.89       674     27    4.05       975     29    2.99
                         -------  -----           -------  -----           -------  -----


Total interest earning
 assets                   86,933  8,251    9.49    65,514  5,758    8.79    56,772  4,746    8.36
                                  -----   -----            -----   -----            -----   -----
Non-earning assets         5,148                    4,702                    4,294
                         -------                  -------                  -------
Total assets             $92,081                  $70,216                  $61,066
                         =======                  =======                  =======
LIABILITIES AND
 STOCKHOLDER'S EQUITY:
Interest bearing demand
 deposits                 $5,820    135    2.32    $5,353    128    2.38    $4,795    119    2.48
Money market accounts      8,041    265    3.30     8,485    224    2.64     7,348    193    2.62
Savings deposits           3,733     96    2.56     4,009    103    2.58     3.533     98    2.77
Time deposits of
 $100,000 or more         11,719    726    6.20     7,877    366    4.64     7.027    338    4.82
Other time deposits       37,941  2,291    6.04    24,681  1,171    4.74    23,564  1,213    5.15
Federal funds purchased       58      4    6.38       345     15    4.41       201      6    3.13
Demand note U.S.
 Treasury                    489     27    5.42       379     14    3.65       478     14    2.86
Other borrowed money--
 FHLB                      2,871    187    6.53     1,299     68    5.27        54      1    1.97
Capital leases &
 mortgage debt                 2      0    3.86        17      0    2.62       108      7    6.74
                         -------  -----           -------  -----           -------  -----
Total interest bearing
 liabilities              70,674  3,731    5.28    52,445  2,089    3.98    47,108  1,989    4.22
Non-int. bearing demand
 deposits                 12,734                   10,286                    7,272
Other liabilities          1,033                      709                      502
Stockholder's equity       7,640                    6,776                    6,184
                         -------                  -------                  -------
Total liabilities and
 stockholder's equity    $92,081                  $70,216                  $61,066
                         =======                  =======                  =======
Interest rate spread                      4.21%                    4.81%                    4.14%
                                          =====                    =====                    =====
Net interest income               4,520                    3,669                    2,757
                                  =====                    =====                    =====
Net interest margin                       5.20%                    5.60%                    4.86%
                                          =====                    =====                    =====

--------
Notes to Table of Average Balance Sheets, Interest and Yields:
(a) Interest income includes loan fees as follows (in thousands): 1995-$383, 1994-$352, and 1993-$280
(b) Average loans are shown net of unearned income. Nonaccrual loans are included.
(c) Reflects taxable equivalent adjustments using the statutory income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis. The taxable equivalent adjustment included in the table above amounts to $210 for 1995, $142 for 1994, and $107 for 1993. (in thousands)
(d) Investment securities are stated at amortized or accreted cost.

  The following table provides a detailed analysis of the changes in interest income and interest expense due to changes in rate and volume for the year 1995 compared to the year 1994 and the year 1994 compared to the year 1993.

TABLE 13
RATE / VOLUME ANALYSIS
(In thousands)

                                       1995 COMPARED TO      1994 COMPARED TO
                                             1994                  1993
                                      --------------------  -------------------
                                      CHANGE DUE TO (A)     CHANGE DUE TO (A)
                                      --------------------  -------------------
                                                     NET                  NET
                                      VOLUME  RATE  CHANGE  VOLUME RATE  CHANGE
                                      ------  ----  ------  ------ ----  ------
INTEREST EARNED ON:
Taxable loans, net                    $1,206  645   1,851     945   114  1,060
Tax exempt loans (b)                       0    0       0       0     0      0
Taxable investment securities            287    5     292    (156)   13   (143)
Tax exempt investment securities (b)     144   57     201     174   (73)   102
Interest earning deposits                 (4)  (0)     (4)     (5)   (1)    (5)
Federal funds sold                        97   56     153      (9)    7     (2)
                                      ------  ---   -----    ----  ----  -----
 Total interest income                 1,730  763   2,492     950    62  1,012
                                      ------  ---   -----    ----  ----  -----
INTEREST PAID ON:
Interest bearing demand deposits          11   (3)      8      14    (6)     8
Money market accounts                    (12)  53      41      30     2     32
Savings deposits                          (7)  (1)     (8)     13    (8)     6
Time deposits of $100,000 or more        178  182     360      41   (14)    27
Other time deposits                      629  491   1,120      58  (100)   (42)
Federal funds purchased                  (13)   1     (12)      4     5      9
Demand note U.S. Treasury                  4    9      13      (3)    3      0
Other borrowed money-FHLB                 83   36     119      25    43     67
Capital leases & mortgage debt            (0)   0      (0)     (6)   (1)    (7)
                                      ------  ---   -----    ----  ----  -----
 Total interest expense                  873  768   1,641     176   (76)   100
                                      ------  ---   -----    ----  ----  -----
 Net interest income                     856   (5)    851     774   138    912
                                      ======  ===   =====    ====  ====  =====

--------
(a) The change in interest due to both rate and volume has been allocated to the rate component.

(b) Reflects taxable equivalent adjustments using the statutory federal income tax rate of 34% in adjusting interest on tax exempt investment securities to a fully taxable basis.

INTEREST RATE RISK MANAGEMENT

The management of interest rate risk is the primary goal of the Company's asset/liability management function. The Company attempts to achieve consistent growth in net interest income while limiting volatility from changes in interest rates. Management seeks to accomplish this goal by balancing the maturity and repricing characteristics of various assets and liabilities. The company's asset/ liability mix is sufficiently balanced so that the effect of interest rate moves in either direction is not expected to be significant over time.

The primary tool used by the Company to measure its interest rate sensitivity is a cumulative gap analysis model which seeks to measure the repricing differentials, or gap, between rate sensitive assets and liabilities over various time horizons. Additionally, simulation modeling is used to estimate the impact on net interest income of overall repricing at various levels of increase or decrease in current market interest rates.

The gap analysis models are prepared quarterly by management and are reviewed at each meeting of the company's asset/liability management committee. The following table reflects the gap positions of the Company's consolidated balance sheet as of December 31, 1995 at various repricing intervals. This gap analysis indicates that the Company was moderately liability sensitive at December 31, 1995, with a cumulative one year gap of (3.8%).

TABLE 14
INTEREST RATE SENSITIVITY
(In Thousands)

                                                 DECEMBER 31, 1995
                                       ---------------------------------------
                                                  OVER 3   OVER 1 YEAR
                                       0 UP TO 3 UP TO 12     UP TO    OVER 5
                                        MONTHS    MONTHS     5 YEARS    YEARS
Amounts maturing or repricing:         --------- --------  ----------- -------
Investment securities (a)               $7,254   $ 2,165     $19,832   $ 5,152
Loans, net of unearned income           26,974    12,768      23,200     1,511
Other earning assets                     1,780         0           0         0
                                        ------   -------     -------   -------
 Interest sensitive assets              36,008    14,933      43,032     6,663
                                        ------   -------     -------   -------
Deposits                                30,150    23,659      24,915         0
Other borrowings                           934        70       3,175       495
                                        ------   -------     -------   -------
 Interest sensitive liabilities         31,084    23,729      28,090       495
   Interest sensitivity gap             $4,924   ($8,796)    $14,942   $ 6,168
                                        ======   =======     =======   =======
   Cumulative interest sensitivity gap  $4,924   ($3,872)    $11,070   $17,238
                                        ======   =======     =======   =======
   Cumulative interest sensitivity gap
    as a percentage of total interest
    sensitive assets                       4.9%     -3.8%       11.0%     17.1%
                                        ======   =======     =======   =======
   Cumulative interest sensitive
    assets as a percentage of
    cumulative interest sensitive
    liabilitie                           115.8%     92.9%      113.4%    120.7%
                                        ======   =======     =======   =======

--------
(a) Excludes the effect of SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities".

PROVISION FOR LOAN LOSSES

The general nature of lending results in periodic charge offs, in spite of the Company's continuous loan review process, credit standards, and internal controls. The company's recent charge off history in the past two years has been extremely good with minimal losses taken. The Company incurred net charge offs of only $1,147 during 1995, compared to $25,417 during 1994 and $497,406 in 1993. The Company expensed $109,143 in 1995, $302,490 in 1994, and $377,790 in 1993 for loan loss provisions. The allowance for loan losses on December 31, 1995 stood at 1.75% of outstanding net loans, compared to 1.95% and 1.81% at December 31, 1994 and 1993.

The provision for loan losses represents management's determination of the amount necessary to be transferred to the allowance for loan losses to maintain a level which it considers adequate in relation to the risk of future losses inherent in the loan portfolio. It is the Bank's policy to provide for exposure to losses principally through an ongoing loan review process. This review process is undertaken to ascertain any probable losses which must be charged off and to assess the risk characteristics of individually significant loans and of the portfolio in the aggregate. This review takes into consideration the judgments of the responsible lending officers and the Loan Committee of the Bank Board of Directors, and also those of the regulatory agencies that review the loans as part of their regular examination process. During routine examinations of banks, the Office of the Comptroller of the Currency (OCC), from time to time, may require additions to banks' provisions for loan losses and allowances for loan losses if the regulators' credit evaluations differ from those of management.

In addition to ongoing internal loan reviews and risk assessment, management uses other factors to judge the adequacy of the allowance including current economic conditions, loan loss experience, regulatory guidelines and current levels of nonperforming loans. Management believes that the $1,127,609 balance in the allowance for loan losses at December 31, 1995 was adequate to absorb known risks in the loan portfolio. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the company's loan portfolio.

  On January 1, 1995, the Company's adopted SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". Prior years have not been restated to reflect this accounting change. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded as an adjustment to the reserve for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses.

  The following table summarizes loans charged off, recoveries of loans previously charged off and additions to the allowance which have been charged to operating expense for the periods indicated. The company has no lease financing or foreign loans.

TABLE 15
ALLOWANCE FOR LOAN LOSSES
(In Thousands)

                                             YEARS ENDED DECEMBER 31
                                           --------------------------------
                                            1995    1994   199   1992  1991
                                           ------  ------  ----  ----  ----
Allowance for loan losses at beginning of
 year                                      $1,020  $  743  $862  $537  $370
Loans charged off during the year:
 Commercial, financial and agricultur           0      13   365   115   117
 Real estate-construction                       0       0     0     0    25
 Real estate-mortgage                           0      10   163   149   330
 Loans to individuals                          60      54    14    52   192
                                           ------  ------  ----  ----  ----
Total loans charged off                        60      77   542   316   664
                                           ------  ------  ----  ----  ----
Recoveries during the year of loans
 previously charged off:
 Commercial, financial and agricultur          23      11    13    26     7
 Real estate-construction                       0       0     0     0     0
 Real estate-mortgage                          18      14     8   178     3
 Loans to individuals                          18      27    24    30     5
Total loans recovered                          59      52    45   234    15
                                           ------  ------  ----  ----  ----
Net loans charged off during the year           1      25   497    82   649
                                           ------  ------  ----  ----  ----
Additions to allowance-provision expense      109     302   378   407   816
                                           ------  ------  ----  ----  ----
Allowance for loan losses at end of year   $1,128  $1,020  $743  $862  $537
                                           ======  ======  ====  ====  ====
Allowance for loan losses to year end net
 loans                                       1.75%   1.95% 1.81% 2.66% 1.77%
                                           ======  ======  ====  ====  ====
Ratio of net loans charged off during the
 year to average net loans outstanding
 during the year                             0.00%   0.06% 1.38% 0.26% 2.11%
                                           ======  ======  ====  ====  ====

  An allocation of the allowance for loan losses has been made according to the respective amounts deemed necessary to provide for the possibility of incurred losses within the various loan categories. The allocation is based primarily on previous charge off experience adjusted for risk characteristic changes among each category. Additional allowance amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The allowance for loan loss allocation is based on subjective judgment and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge offs may ultimately occur. The table below exhibits these allocations for the last five years.

TABLE 16
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
(In Thousands)

                                                DECEMBER 31
                        ---------------------------------------------------------------
                           1995         1994         1993         1992         1991
                        -----------  -----------  -----------  -----------  -----------
                        RESERVE % *  RESERVE % *  RESERVE % *  RESERVE % *  RESERVE % *
                        ------- ---  ------- ---  ------- ---  ------- ---  ------- ---
Balance at end of
 period applicable to:
 Commercial, financial
  and agricultural      $  358   18% $  323   19%  $236    24%  $273    28%  $170    29%
 Real estate-
  construction              17    4      15    4     11     4     13     3      8     5
 Real estate-mortgage      291   69     263   69    192    64    222    60    138    57
 Loans to individuals      181    9     163    8    119     8    138    10     86     9
 Unallocated               281  --      256  --     185   --     216   --     135   --
                        ------  ---  ------  ---   ----   ---   ----   ---   ----   ---
Total allowance for
 loan losses            $1,128  100% $1,020  100%  $743   100%  $862   100%  $537   100%
                        ======  ===  ======  ===   ====   ===   ====   ===   ====   ===

--------
* Percent of loans in each category to total loans.

ASSET QUALITY

Nonperforming assets consist of nonaccrual loans, loans restructured due to debtors' financial difficulties, and real estate acquired through foreclosure and repossession. Nonaccrual loans are those loans on which recognition of interest income has been discontinued. Restructured loans generally allow for an extension of the original repayment period or a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or sooner if it is known or expected that the collection of all principal and interest is unlikely. Any loan past due 90 days or more, if not classified as nonaccrual based on a determination of collectibility, is classified as a past due loan.

Other real estate is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs. Provisions for estimated losses in the financial statements were $6,750 and $40,750 at December 31, 1995 and 1994, respectively.

Nonperforming assets at December 31, 1995 amounted to $581,077, or 0.54% of total assets. The Company has been able to significantly reduce its percentage of nonperforming assets to total assets over the past five years. These year-end ratios have been 0.54% in 1995, 0.65% in 1994, 1.36% in 1993, 1.45% in
1992, and 4.76% in 1991. Management attributes the improvement to a comprehensive and continuous loan review process, more thorough advance credit analysis, tighter internal controls, a monthly review process by top management to determine the adequacy of the allowance for loan losses and to pinpoint potential problem loans, and the general economic health of the local market area.

TABLE 17
NONPERFORMING ASSETS
(In thousands)

                                                DECEMBER 31
                                     --------------------------------------
                                      1995    1994    1993    1992    1991
                                     ------  ------  ------  ------  ------
Nonaccrual loans                     $  218  $  318  $  498  $  191  $1,904
Restructured loans                        0       0       0       0       0
                                     ------  ------  ------  ------  ------
 Nonperforming loans                    218     318     498     191   1,904
90 days past due and still accruing
 loans                                    0       0       0       5       0
                                     ------  ------  ------  ------  ------
  Total                              $  218  $  318  $  498  $  196  $1,904
                                     ======  ======  ======  ======  ======
Nonperforming assets:
 Nonperforming loans (a)             $  218  $  318  $  498  $  191  $1,904
 Other real estate owned                363     187     399     636     624
                                     ------  ------  ------  ------  ------
  Total                              $  581  $  505  $  897  $  827  $2,528
                                     ======  ======  ======  ======  ======
Nonperforming assets to total loans
 and other real estate                 0.90%   0.96%   2.16%   2.50%   8.18%
                                     ======  ======  ======  ======  ======
Allowance for loan losses to
 nonperforming loans                 517.43% 320.75% 149.20% 451.31%  28.20%
                                     ======  ======  ======  ======  ======

                                          NONACCRUAL RESTRUCTURED TOTAL
                                          ---------- ------------ -----
Year ended December 31, 1995:
 Interest at contracted rates (b)            $16         $ 0       $16
 Interest recorded as income                   8           0         8
                                             ---         ---       ---
Reduction of interest income during 1995     $ 8         $ 0       $ 8
                                             ===         ===       ===

--------
(a) Nonperforming loans exclude loans 90 days past due and still accruing.
(b) Interest income that would have been recorded, if the loans had been current and in accordance with their original terms.

At December 31, 1995, there were other loans classified for regulatory purposes as loss, doubtful, substandard, or special mention which are not included in the table above. Management is aware of no such loans not included above which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which any information causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

NONINTEREST INCOME

Noninterest income of $866,705 in 1995 represented a 17.2% decline from $1,046,122 recorded in 1994. Three major items caused the decline. First, activity in the Small Business Administration (SBA) lending program declined significantly in 1995, resulting in a $148,000 net reduction in gains and service fee income from SBA loans. Second, mortgage origination fee income from real estate loans not retained by the Bank fell by $43,000. Mortgage origination activity peaked at the Bank in 1993, and has fallen in the past two years as a result of the interest rate cycle. Third, no significant gains were recorded during 1995 from the sale of investment securities. Securities gains declined by $20,000 from 1994 to 1995. The reductions were partially offset by continued increases in service charge income on deposit accounts, which grew by $57,000 due to strong balance sheet growth.

Noninterest income in 1994 amounted to $1,046,122, up 24.5% over $840,190 recorded in 1993. Of the $206,000 increase, approximately $185,000 of increased noninterest income was generated from the SBA lending program through gains in the sale of SBA loans and subsequent servicing fee income. Volume related increases in service charges on deposit accounts produced approximately $102,000 in additional income. These improvements were partially offset by an $83,000 decline in mortgage origination fees as rising interest rates slowed mortgage financing activity.

Noninterest income of $840,190 was recorded in 1993, up 61.1% over 1992 noninterest income of $521,502. During 1993, major increases were experienced in mortgage origination fee income on loans not retained by the Bank. The introduction of new services also contributed significantly to noninterest income, including brokerage services, an asset based accounts receivable lending program, data processing services provided to a non-affiliated financial institution, and participation in the SBA lending program. Service charges on deposit accounts also increased due to general growth trends in deposits.

NONINTEREST EXPENSES

Noninterest expenses in 1995 were $3,116,540, up 12.0% over 1994 noninterest expenses of $2,781,589. Management is generally pleased that the size of the average balance sheet grew by 31.1% while general overhead costs were held to a lesser 12.0% increase. Salaries and benefits expense increased by $143,000, or 10.7%, due to staffing level increases made to accomodate Bank growth and the new Shurling Drive branch office. Occupancy costs rose by $89,000, or 28.1%, due to costs of the new branch location and increased depreciation and maintenance on new data processing, proof and imaging equipment. All other overhead costs were up by $102,000, or 9.1%. Major increases were in advertising costs and stationery and supplies needed to introduce new technologies. Higher costs were partially offset by reductions in FDIC deposit insurance and lower outside professional fees.

Noninterest expenses of $2,781,589 were incurred in 1994, a 19.2% increase over 1993 noninterest expenses of $2,334,235. Salaries and benefits expense increased by 21.4%, or $237,000, due mainly to 401(K) and bonus programs tied to profitability goals attained, and normal inflationary salary increases. Occupancy expenses were held to a 2.1%, or $7,000 increase, since no new physical facilities were established during 1994. Other overhead expenses increased by $204,000, or 22.3%. Most increases were volume related and commensurate with the 18.4% growth rate in the balance sheet.

Noninterest expenses in 1993 amounted to $2,334,235, up 22.3% from $1,908,030 in 1992. Costs associated with the staffing and occupancy expense of the new Westside branch office produced a large percentage of this increase. Salaries and employee benefits increased by 27.2%, and occupancy costs rose by 16.6%. All other overhead costs increased by 18.8%. Advertising and business development expenses were increased substantially to focus on the expanded physical coverage of the market area. Volume related costs such as supplies and postage increased proportionately with balance sheet growth.

INCOME TAXES

Federal income tax expense in 1995 was $560,804, equating to a 28.7% effective tax rate on pre-tax earnings. This effective rate is down slightly from 29.3% in 1994. The principal item reducing the effective tax rate below federal statutory tax rates of 34.0% has been the levels of tax exempt interest income on municipal securities for all years shown.

Federal income tax expense of $436,372 in 1994 amounts to an effective tax rate of 29.3% on 1994 pre-tax income. Federal income taxes for the year 1993 amounted to $205,412, for an effective tax rate of 26.4% on pre-tax earnings for the year. Effective January 1, 1993, the company adopted SFAS No. 109 "Accounting for Income Taxes", which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for the differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The adoption of SFAS No. 109 had the effect of increasing 1993 net income by $53,373, the cumulative effect of the accounting change on years prior to January 1, 1993. Prior years are not restated.

INFLATION

Inflation impacts the financial condition and operating results of the Company. However, because most of the assets of the Bank subsidiary are monetary in nature, the effect is less significant compared to other commercial or industrial companies with heavy investments in inventories and fixed assets. Inflation influences the growth of total banking assets, which in turn produces a need for an increased equity capital base to support the growing bank. Inflation also influences interest rates and tends to raise the general level of salaries, operating costs and purchased services. The Company has not attempted to measure the effect of inflation on various types of income and expense due to difficulties in quantifying the impact.

Management's awareness of inflationary effects has led to various operational strategies to cope with its impact. The Bank engages in various asset / liability management strategies to control interest rate sensitivity and minimize exposure to interest rate risk. Prices for banking products and services are continually reviewed in relation to current costs, and overhead cost cutting is an ongoing task.

                            DESCRIPTION OF PROPERTY

  The Company operates out of the premises of its subsidiary, Security National Bank, at 700 Walnut Street, Macon, Georgia. The Company owns no real estate, and its assets consist almost exclusively of the stock of Security National Bank. The assets of the Bank consist primarily of loans and investment securities. However, it owns the land and building upon which are situated the Walnut Street main office, the Riverside Drive branch and Westside branch; and it leases a branch location on Shurling Drive in northeast Macon. The Bank owns the drive-up facilities at all locations, a computer system, ATM machines at each of the branches and various other furniture, fixtures and equipment. The Bank operates an in-house data processing facility at its Riverside Drive office.

                         MARKET FOR COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

  The shares of Common Stock of the Company are not listed on an established securities exchange, are not traded through an automated quotation system, and are not actively traded. See "Determination of Offering Price" for additional information concerning the market for the Company's Common Stock.

  As of June 30, 1996, there were approximately 493 shareholders of record, held principally by residents and legal entities in Macon, Bibb County and the surrounding areas in Middle Georgia. The corporation is not authorized to issue any other class of its securities.

  The Warrants which have been issued by the Company to its shareholders of record as of September 20, 1996 are not traded in the over-the-counter market on any stock exchange and are non-transferable.

  As of June 30, 1996 directors, executive officers and other persons (or their transferees) who were founding directors and executive officers of Security National Bank, the wholly-owned subsidiary of the Company, were the holders of options to purchase 359,760 shares of the Company's Common Stock at a price of $4.165 per share. The options are required to be exercised by November 4, 1998. In addition, shareholders of the Company approved at the annual meeting of shareholders in 1996 the Company's Incentive Stock Option Plan, pursuant to which the Company is authorized to grant to key officers and employees of the Company and of the Bank options to purchase 65,000 shares of the Company's Common Stock at a price equal to the fair market value of that stock at the time the options are granted. Certain key officers and employees of the Company have been granted options in accordance with that plan to purchase 60,000 shares of the Company's Common Stock at a price of $10.75 per share. The options vest, and are exercisable, over a period of five (5) years beginning in 1996, but must be exercised in any event within ten (10) years of the date those options are granted.

  Directors, executive officers and other persons who may be deemed "affiliates" of the Company own as of June 30, 1996 877,126 shares of the Company's Common Stock which may be sold pursuant to Rule 144 under the Securities Act of 1933.

  Holders of Common Stock of the Company are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company has paid quarterly cash dividends to its shareholders since 1992. The following table sets forth the amount of each dividend paid per share for each quarter of the Company's operations since January 1, 1994 (figures have been adjusted to reflect the 20% stock dividend declared by the Company as of March 20, 1995 and the two-for-one stock split as of June 1, 1996):

                       1996
                   (SIX MONTHS) 1995  1994
                   ------------ ---- ------
   First Quarter      $.055     $.05 $.0413
   Second Quarter     $.055      .05  .0413
   Third Quarter        N/A      .05  .0413
   Fourth Quarter       N/A      .05  .0413

  Management is not aware of any reason that will prevent the Company from continuing to pay future dividends on its Common Stock. However, there can be no assurance of future payment of dividends, either in cash or in stock, as the payment of such dividends will depend on the Bank's net earnings and capital ratios which are more fully discussed under "Certain Risk Factors".

                            EXECUTIVE COMPENSATION

  The following table sets forth the aggregate annual compensation for each of the Company's chief executive officers and for each of the Company's executive officers and subsidiary bank's executive officers whose compensation exceeded $100,000.00 in 1995.

                              ANNUAL COMPENSATION

  NAME AND PRINCIPAL                            OTHER ANNUAL      ALL OTHER
       POSITION        YEAR SALARY(1) BONUS(2) COMPENSATION(3) COMPENSATION(4)
  ------------------   ---- --------- -------- --------------  --------------
Robert C. Ham          1995 $106,959  $18,922     $11,141          $3,000
 Chairman of the Board
 of                    1994   95,725   16,521       7,632           2,400
 Directors and Chief   1993   90,378      -0-       8,308           1,200
 Executive Officer of
 the Company and the
 Bank(5)

--------
(1) Includes amounts deferred at the election of the executive officer into the Bank's 401(K) Savings incentive and Profit Sharing Plan as follows:
    1995--$9,730; 1994--$8,471; 1993--$6,006.
(2) Includes $18,922 earned during 1995 and paid in 1996; and $16,521 earned during 1994 and paid in 1995 from the Bank's Annual Cash Incentive Bonus Plan.
(3) Includes the Bank's discretionary and matching contributions to the executive officer's 401(K) Savings Incentive and Profit Sharing Plan.
(4) Includes $3,000 in 1995, $2,400 in 1994 and $1,200 in 1993 in cash fees paid to the executive officer in his capacity as a director of the Bank. The Company pays no director fees.
(5) Prior to January, 1996, Mr. Ham also served as President of the Company and the Bank.

  Executive Officers H. Averett Walker and Richard A. Collinsworth were elected to their positions with the Company and the Bank by the Board of Directors in January, 1996, and therefore received no forms of salary or benefit compensation from the Company or the Bank during calendar years prior to 1996.

COMPENSATION PURSUANT TO PLANS

STOCK WARRANTS:

  Executive officers Ham, Jackson and O'Dillon are the holders of certain warrants issued in connection with the initial organization and stock offering of the Bank in 1988. During organization, the Bank issued warrants to purchase Common Stock to its organizers, interim directors and initial executive officers. Each warrant entitled the owner to purchase one share of Common Stock at the exercise price of $10.00 per share until the warrant expires. All warrants issued expire ten (10) years from the date of issuance of the Bank's charter.

  Due to the formation of the Company in 1994, all outstanding warrants for the Bank's Common Stock were automatically converted into warrants for equal amounts of the Company's Common Stock. Due to the 20% stock split effected in the form of a dividend on March 20, 1995, and a two-for-one stock split as of June 1, 1996, the number of outstanding warrants for Company's Common Stock currently stands at 359,760 shares at an exercise price of $4.165 per share until expiration.

  After the adjustments referenced above, Robert C. Ham holds 48,000 unexercised warrants, 24,000 of which were issued to him in his capacity as an organizer and interim director of the Bank, and 24,000 of which were issued to him in his capacity as an initial executive officer of the Bank. The other two initial executive officers hold a total of 24,000 unexercised warrants which were issued to them in their capacities as initial executive officers of the Bank.

  At the annual meeting of shareholders of the Company on May 2, 1996, the shareholders approved the adoption of an Incentive Stock Option Plan of the Company (the "Plan"). The Plan permits the Company to grant options to executive officers and key employees of the Company to purchase shares of the Company's $1.00 par value Common Stock. The Plan is administered by the Board of Directors of the Company. The Company is authorized under the Plan to issue warrants to purchase as many as 65,000 shares of its Common Stock, and pursuant to the provisions of that Plan, options have been issued to certain employees of the Company to purchase 60,000 shares of the Company's Common Stock at a price of $10.75 per share. As issued, the options may not be exercised prior to one (1) year from the date the options were granted (May 2, 1996) and must be exercised within ten (10) years from the date the options were granted. As of June 30, 1996 the following employees of the Company held warrants issued pursuant to the Plan to purchase the indicated number of shares of the Company's Common Stock: Rett Walker--15,000 shares; Richard Collinsworth--10,000 shares; Shirley Jackson--10,000 shares; Michael O'Dillon--10,000 shares; Mary Mundy--5,000 shares; John Truesdell--5,000 shares; Mike Bazemore--5,000 shares.

401(K) SAVINGS INCENTIVE AND PROFIT SHARING PLAN:

  During 1995, executive officers Ham, Jackson and O'Dillon participated in the Bank's 401(K) Savings Incentive and Profit Sharing Plan (the "Plan"), which became effective as of January 1, 1990 and which was ratified by a majority vote of the stockholders at the April 19, 1990 Annual Meeting. The Plan combines features whereby each participant may elect to defer certain portions of his salary into the 401(K) program and receive credit for certain matching amounts from the Bank, and additionally to share in the accumulation of a profit sharing pool funded by the Bank. There are currently no other stock bonus, money purchase, thrift, pension, profit sharing or employee stock ownership plans, qualified or unqualified, or deferred compensation arrangements in place at the Bank. The Plan may be amended at any regular annual meeting or at any called meeting of the stockholders by a majority vote of the stockholders. No such amendments have been made since the Plan's adoption.

  Any employee who was employed by the Bank on January 1, 1990 was deemed eligible to participate in the Plan at its inception. Any other employee hired subsequent to January 1, 1990 becomes eligible for participation upon completion of one (1) year of service and attainment of age twenty-one (21). As of December 31, 1995, thirty-three (33) employees of the Bank were eligible to participate and thirty-three (33) had chosen to participate in the Plan. Directors of the Bank are not eligible to participate in the Plan in their capacities as directors.

  The annual amount of expense incurred by the Bank for contribution to the Plan is calculated by first determining the Bank's pre-tax adjusted operating earnings, defined as annual pre-tax operating earnings, less capital gains, plus capital losses. The Bank's annual contribution is 10% of the pre-tax adjusted operating earnings, not to exceed 15% of annual eligible participating salaries, or such other maximum deductible amount as may be determined by Code Section 404 of the Internal Revenue Code of 1986, as amended.

  The Bank's total annual expense accrual is allocated among elements of the Plan in the following manner:

  401(K) EXPENSE:

  An amount is contributed by the Bank to the 401(K) plan which, when combined with employee salary deferrals, equals one half of the 15% of annual participating salaries in the 401(K) plan. The Bank's 401(K) contribution is allocated each year among the participants based on the amount of each participating employee's elected salary deferral as a percentage of total elected salary deferrals.

  PROFIT SHARING EXPENSE:

  The remaining one half of the 15% of annual participating salaries is then contributed by the Bank to the Profit Sharing Plan. This Profit Sharing contribution is allocated each year among the eligible employees' accounts in the Profit Sharing Plan based on the amount of each participating employee's salary as a percentage of eligible salaries.

  CASH BONUS EXPENSE:

  For any given year, if the sum of the Bank's total annual contribution to the Plan and the amount of total employee 401(K) salary deferral contributions equals more than 15% of eligible participating salaries, then the amount in excess of 15% of eligible participating salaries is distributed as a cash bonus. Each participant shares in the cash bonus on a pro-rata basis according to the percentage of each eligible employee's salary to total eligible salaries. Employees who are not eligible to participate in the Plan do not participate in the cash bonus, if any.

  Based upon the calculations described above relating to the Bank's operating results for the year, expense under the Plan was $160,452 for the year ended December 31, 1995, $120,543 in 1994 and $72,425 in 1993. These amounts are included in Salaries and Employee Benefits expense in the Statements of Operations. The Bank made contributions to the 401(K) and Profit Sharing Plans amounting to $21,815 for executive officers Ham, Jackson and O'Dillon for the Plan year 1995, $14,223 for the Plan year 1994, and $16,227 for the Plan year 1993.

ANNUAL CASH INCENTIVE PLAN:

  In the March, 1994 meeting of the Bank's Board of Directors, an Annual Cash Incentive Plan program was approved. All officers and full-time employees of the Bank, including executive officers, participated in the Plan. Under the Plan, goals are established based on performance factors such as earnings, asset quality, performance against similar peer banks, and achievement of certain other related objectives in conjunction with the Bank's five year strategic plan and annual budget. The annual bonus for executive officers, up to a maximum of 40% of base salary, was designed based on market comparisons of the annual bonuses for similar positions at other companies. Individual performance, separate from overall Bank performance, can affect bonus amounts according to pre-established goals for each participant. Other Bank officers participate in the Plan up to maximums of from 20% to 30% of base salaries per scales set commensurate with position and responsibility. Full-time employees participate in the Plan up to a maximum of 10% of base salaries based on the attainment of several overall profitability goals and certain other performance factors.

  Total awards calculated for the year 1995 and paid to all participants in January, 1996 amounted to $107,485. Total cash incentive expense accrued by the Bank during 1995 was $102,000. A total of $43,313 was accrued during 1995 and paid in 1996 to executive officers Ham, Jackson and O'Dillon.

  Payments of $101,956 in annual awards to Plan participants were calculated for the year 1994 and paid to participants in January, 1995. Total cash incentive expense accrued by the Bank for 1994 was $101,213. A total of $38,509 was accrued during 1994 and paid in 1995 to executive officers Ham, Jackson and O'Dillon. No such annual cash incentive bonuses were paid by the Bank for years prior to 1994.

OTHER PLANS:

  The executive officers are participants in the Bank's group insurance plans for employees, which include medical insurance, dental insurance, life insurance, dependent life insurance, accidental death and disability insurance and long-term disability insurance. These group insurance plans do not discriminate in scope, terms or operations in favor of officers of the Bank and are available generally to all salaried employees.

OTHER EXECUTIVE COMPENSATION:

  No executive officer received during 1995 perquisites or other personal benefits not described above which exceeded the lesser of (1) 10% of the executive officer's disclosed total annual salary and bonus or (b) $50,000. As of December 31, 1995, there were no other restricted stock award plans, stock option plans, stock appreciation rights, or long term incentive plans for any officers or employees of the Company or the Bank.

COMPENSATION OF DIRECTORS:

  During 1995, each of the Bank's directors received $250.00 per month in cash fees as compensation for service as a Bank director. During 1994, $200.00 per month was paid in cash fees to each Bank director. During 1993, $100.00 per month was paid in cash fees to each Bank directors. The directors are scheduled to receive $300.00 per month in Bank director fees during 1996. The Company pays no compensation to these individuals in their capacity as directors of the holding company. No fees are paid for committee meetings or special assignments.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL ARRANGEMENT:

  On January 10, 1996, the Company and the Bank entered into a letter agreement with H. Averett Walker ("Walker"), employing Walker as President and Chief Operating Officer of the Company and the Bank for an initial base salary of $125,000.00 during 1996. The term of the agreement continues from and after the date commenced until terminated in accordance with the letter agreement. The base salary to be paid to Walker in future years is to be determined annually by the Personnel Committee of the Bank Board of Directors. The agreement calls for Walker's participation in the officers' annual cash incentive bonus plan and various other fringe benefits.

  Pursuant to the 1996 Incentive Stock Option Plan which was approved by shareholders of the Company, Walker is to be granted incentive stock options to purchase up to 15,000 shares of the Company's Common Stock at the fair market value of such stock at the date of such grant. The options will vest at the rate of 20% per year after such grant until fully vested five (5) years after such grant. Upon Walker's death or total disability, the Company is committed to pay any accrued by unpaid base salary, and all options granted as of the date of death or total disability shall remain exercisable. If Walker's employment is terminated "for cause" (as defined), all payments and benefits under the letter agreement cease effective with the termination of employment, and all unexercised options are forfeited If Company and the Bank terminate Walker's employment without cause, he will continue to receive base salary and insurance benefits for six (6) months, and vested options may be exercised within thirty (30) days after the termination date.

  Walker's letter agreement includes "change of control" provisions (as defined), whereby, if a change in control occurs or is proposed within the first six (6) years of the agreement and Walker's employment is terminated within one (1) year of such change of control, Walker will be entitled to one year of base salary, bonus compensation and insurance benefits, with all options becoming immediately exercisable. The agreement includes certain one
(1) year restrictions on Walker concerning nondisclosure of proprietary information, and covenants not to compete or solicit customers or employees of the Company or the Bank.

  There are no other compensatory plans, employment contracts or change in control arrangements with any of the executive officers included above which would result in any payments to said officers as a result of resignation, retirement or any other termination of such individual's employment with the Company or the Bank or from a change in control of Company or the Bank.

                             FINANCIAL STATEMENTS

  Both audited and unaudited financial statements of the Company are attached to this Prospectus. The financial statements of the Company consist of consolidated balance sheets for the years ended December 31, 1995 and 1994 (audited); consolidated balance sheet as of June 30, 1996 (unaudited); statements of income for the years ended December 31, 1994 and 1995 (audited); income statement for the six months ended June 30, 1995 and 1996 (unaudited); statement of cash flows for the years ended December 31, 1993, 1994 and 1995 (audited); statement of cash flows for the six months ended June 30, 1995 and 1996 (unaudited); and statement of changes in stockholders' equity for the years ended December 31, 1993, 1994 and 1995 (audited).

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
SNB BANCSHARES, INC. AND SUBSIDIARY (AUDITED)
 Report of Independent Accountant                                          F-2
 Consolidated Balance Sheets--December 31, 1995 and 1994                   F-3
 Consolidated Statements of Operations for the Years Ended December 31,
  1995, 1994 and 1993                                                      F-5
 Consolidated Statements of Changes in Stockholders' Equity for the Years
  Ended December 31, 1995, 1994 and 1993                                   F-6
 Consolidated Statements of Cash Flows for the Years Ended December 31,
  1995, 1994 and 1993                                                      F-7
 Notes to Consolidated Financial Statements                                F-8
SNB BANCSHARES, INC. AND SUBSIDIARY (UNAUDITED)
 Balance Sheets as of June 30, 1996 and 1995                              F-23
 Statements of Operations for the six months Ended June 30, 1996 and 1995 F-24
 Condensed Consolidated Statements of Cash Flow for six months Ended
  June 30, 1996 and 1995                                                  F-25

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                                 MACON, GEORGIA

                       CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1995 AND 1994 AND
                       REPORT OF INDEPENDENT ACCOUNTANTS

                                    [LOGO]

                               January 10, 1996
            (Except for Note 25 for which the date is June 1, 1996)

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
SNB Bancshares, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SNB BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1995 and 1994 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 8 to the consolidated financial statements, SNB BANCSHARES, INC. AND SUBSIDIARY changed its methods of accounting for investment securities and income taxes in 1994 and 1993, respectively.

                                      /s/ McNair, McLemore, Middlebrooks & Co.
                                      -------------------------------------
                                      McNAIR, McLEMORE, MIDDLEBROOKS & CO.
                                      Macon, Georgia

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31

                                     ASSETS

                                                        1995         1994
                                                    ------------  -----------
CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS
 (NOTE 2)                                           $  3,852,830  $ 3,113,349
                                                    ------------  -----------
FEDERAL FUNDS SOLD                                     1,780,000    1,830,000
                                                    ------------  -----------
INVESTMENT SECURITIES (NOTE 3)                        34,439,849   18,648,820
                                                    ------------  -----------
LOANS (NOTES 4, 5 AND 19)                             64,586,110   52,443,362
 Allowance for Loan Losses                            (1,127,609)  (1,019,613)
 Unearned Interest and Fees                             (185,993)    (166,521)
                                                    ------------  -----------
                                                      63,272,508   51,257,228
                                                    ------------  -----------
PREMISES AND EQUIPMENT (NOTE 6)                        2,442,771    2,015,844
                                                    ------------  -----------
OTHER REAL ESTATE (NET OF ALLOWANCE OF $6,750 IN
 1995 AND
 $40,750 IN 1994)                                        362,974      186,813
                                                    ------------  -----------
OTHER ASSETS (NOTE 7)                                  1,415,226    1,104,320
                                                    ------------  -----------
TOTAL ASSETS                                        $107,566,158  $78,156,374
                                                    ============  ===========

The accompanying notes are an integral part of these balance sheets.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                           1995        1994
                                                       ------------ -----------
DEPOSITS
 Noninterest-Bearing                                   $ 14,244,767 $13,083,381
 Interest-Bearing (Note 9)                               78,723,739  54,125,445
                                                       ------------ -----------
                                                         92,968,506  67,208,826
                                                       ------------ -----------

BORROWED MONEY
 Demand Notes to U.S. Treasury                              933,639     538,870
 Other Borrowed Money (Note 10)                           3,740,600   2,328,400
 Obligations Under Mortgage Indebtedness (Note 11)               --       6,144
                                                       ------------ -----------
                                                          4,674,239   2,873,414
                                                       ------------ -----------
OTHER LIABILITIES (NOTE 12)                               1,497,738     991,702
                                                       ------------ -----------
COMMITMENTS AND CONTINGENCIES (NOTE 14)

STOCKHOLDERS' EQUITY
 Common Stock, Par Value $1 a Share; Authorized
  5,000,000 Shares, Issued 1,200,000 Shares (Notes 22
  and 25)                                                 1,200,000   1,200,000
 Paid-In Capital                                          4,500,000   4,500,000
 Retained Earnings                                        2,701,539   1,550,744
 Net Unrealized Gain (Loss) on Securities Available
  for Sale, Net of $12,438 Tax in 1995 and $86,702 Tax
  Benefit in 1994 (Note 8)                                   24,136    (168,312)
                                                       ------------ -----------
                                                          8,425,675   7,082,432
                                                       ------------ -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $107,566,158 $78,156,374
                                                       ============ ===========

The accompanying notes are an integral part of these balance sheets.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31

                                                  1995       1994       1993
                                               ---------- ---------- ----------
INTEREST INCOME
 Loans, Including Fees                         $6,382,841 $4,531,846 $3,472,455
 Federal Funds Sold                               180,038     27,299     29,174
 Deposits with Other Banks                          1,284      4,959      9,151
 Investment Securities
  U. S. Treasury                                  263,889     91,641    201,109
  U. S. Government Agencies                       770,209    653,192    708,908
  State, County and Municipal                     408,548    275,596    208,604
 Other Investments                                 34,520     31,782      9,122
                                               ---------- ---------- ----------
                                                8,041,329  5,616,315  4,638,523
                                               ---------- ---------- ----------
INTEREST EXPENSE
 Deposits                                       3,512,975  1,991,167  1,960,362
 Federal Funds Purchased                            3,693     15,233      6,310
 Demand Notes Issued to the U.S. Treasury          26,538     13,844     13,668
 Mortgage Indebtedness and Obligations Under
 Capital Leases                                        60        454      7,281
 Other Borrowed Money                             187,486     69,049      1,061
                                               ---------- ---------- ----------
                                                3,730,752  2,089,747  1,988,682
                                               ---------- ---------- ----------
NET INTEREST INCOME                             4,310,577  3,526,568  2,649,841
 Provision for Loan Losses (Note 5)               109,143    302,490    377,790
                                               ---------- ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
LOSSES                                          4,201,434  3,224,078  2,272,051
NONINTEREST INCOME
 Service Charges on Deposits                      511,535    454,480    352,615
 Other Service Charges, Commissions and Fees      179,468    202,995    288,198
 Securities Gains                                   2,637     22,944     53,755
 Gain on Sale of SBA Loans                         46,142    212,565     35,461
 Other                                            126,923    153,138    110,161
                                               ---------- ---------- ----------
                                                  866,705  1,046,122    840,190
                                               ---------- ---------- ----------
NONINTEREST EXPENSES
 Salaries and Employee Benefits                 1,488,196  1,344,760  1,108,066
 Occupancy and Equipment                          406,517    317,349    310,829
 Other                                          1,221,827  1,119,480    915,340
                                               ---------- ---------- ----------
                                                3,116,540  2,781,589  2,334,235
                                               ---------- ---------- ----------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT
 OF ACCOUNTING CHANGE                           1,951,599  1,488,611    778,006
INCOME TAXES (NOTE 8)                             560,804    436,372    205,412
                                               ---------- ---------- ----------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING
 CHANGE                                         1,390,795  1,052,239    572,594
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR
 INCOME TAXES ON YEARS PRIOR TO 1993 (NOTE 8)          --         --     53,373
                                               ---------- ---------- ----------
NET INCOME                                     $1,390,795 $1,052,239 $  625,967
                                               ========== ========== ==========

  The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             NET
                                                          UNREALIZED
                                                             GAIN
                                                            (LOSS)
                                                              ON
                                                          SECURITIES
                          COMMON    PAID-IN    RETAINED   AVAILABLE
                          STOCK     CAPITAL    EARNINGS    FOR SALE    TOTAL
                        ---------- ---------- ----------  ---------- ----------
BALANCE, DECEMBER 31,
1992                    $1,200,000 $4,500,000 $  172,538             $5,872,538
 Dividends Paid                                 (100,000)              (100,000)
 Net Income                                      625,967                625,967
                        ---------- ---------- ----------   --------  ----------
BALANCE, DECEMBER 31,
1993                     1,200,000  4,500,000    698,505              6,398,505
 Net Unrealized Gain on
  Securities Available
  for Sale,
  Net of Tax, at
  January 1                                                $ 36,708      36,708
 Net Unrealized Loss on
  Securities Available
  for Sale,
  Net of Tax, During
  1994                                                     (205,020)   (205,020)
 Dividends Paid                                 (200,000)              (200,000)
 Net Income                                    1,052,239              1,052,239
                        ---------- ---------- ----------   --------  ----------
BALANCE, DECEMBER 31,
1994                     1,200,000  4,500,000  1,550,744   (168,312)  7,082,432
 Net Unrealized Gain
  (Loss) on
  Securities Available
  for Sale,
  Net of Tax, During
  1995                                                      192,448     192,448
 Dividends Paid                                 (240,000)              (240,000)
 Net Income                                    1,390,795              1,390,795
                        ---------- ---------- ----------   --------  ----------
BALANCE, DECEMBER 31,
1995                    $1,200,000 $4,500,000 $2,701,539   $ 24,136  $8,425,675
                        ========== ========== ==========   ========  ==========


The accompanying notes are an integral part of these statements.

 SNB BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS FOR
                          THE YEARS ENDED DECEMBER 31

                                              1995         1994         1993
                                          ------------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                               $  1,390,795  $ 1,052,239  $  625,967
 Adjustments to Reconcile Net Income to
 Net
  Cash Provided from Operating Activities
   Depreciation                               196, 592      148,747     162,422
   Amortization and Accretion                   19,759       12,915      89,680
   Provision for Loan Losses                   109,143      302,490     377,790
   Deferred Income Taxes                        14,263      (77,377)     95,556
   Securities Gains                             (2,637)     (22,944)    (53,755)
   Gain from Sale of SBA Loans                 (46,142)    (212,565)    (35,461)
   (Gain) Loss on Sale of Other Real
   Estate                                       (5,632)     (37,278)      7,192
   Unrealized (Gain) Loss on Other Real
   Estate                                      (34,000)      40,750          --
   Loss on Sale of Premises and Equipment        4,282           --          --
   Proceeds from Sale of SBA Loans             922,840    4,251,300     709,220
   Purchase of SBA Loans                      (876,698)  (4,038,735)   (673,759)
   CHANGE IN
    Interest Receivable                       (474,907)    (144,538)     51,045
    Prepaid Expenses                             2,135      250,077     (29,493)
    Interest Payable                           852,485        3,833     (12,643)
    Accrued Expenses and Accounts Payable     (338,636)     260,390    (372,049)
    Other                                       32,547       64,716    (111,420)
                                          ------------  -----------  ----------
                                             1,766,189    1,854,020     830,292
                                          ------------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Interest-Bearing Deposits in Other Banks           --      100,000          --
 Purchase of Investment Securities
 Available for Sale                        (14,161,045)  (1,145,315) (1,268,776)
 Purchase of Investment Securities Held
 to Maturity                                (4,517,414)    (467,804)         --
 Proceeds from Sale of Investment
 Securities Available for Sale               2,454,169    1,975,199     768,070
 Proceeds from Maturity of Investment
 Securities
 Held to Maturity                              715,830      806,772          --
 Loans to Customers                        (12,381,647) (11,494,541) (9,103,496)
 Purchase of Premises and Equipment           (629,401)     (53,893)   (505,864)
 Proceeds from Disposal of Premises and
 Equipment                                       1,600           --          --
 Other Real Estate                             120,695      465,260     230,243
                                          ------------  -----------  ----------
                                           (28,397,213)  (9,814,322) (9,879,823)
                                          ------------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Interest-Bearing Customer Deposits         24,598,294    6,453,090   4,203,518
 Noninterest-Bearing Customer Deposits       1,161,386    3,879,465   3,107,790
 Demand Note to the U.S. Treasury              394,769     (177,018)   (164,669)
 Payments on Obligations Under Capital
 Leases                                             --      (40,282)    (94,698)
 Dividends Paid                               (240,000)    (200,000)   (100,000)
 Federal Funds Purchased                            --   (1,185,000)  1,185,000
 Note to the Federal Home Loan Bank          1,412,200    2,013,400     315,000
 Mortgage Indebtedness on Other Real
 Estate                                         (6,144)      (1,342)    (16,350)
                                          ------------  -----------  ----------
                                            27,320,505   10,742,313   8,435,591
                                          ------------  -----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                    689,481    2,782,011    (613,940)
CASH AND CASH EQUIVALENTS, BEGINNING         4,943,349    2,161,338   2,775,278
                                          ------------
CASH AND CASH EQUIVALENTS, ENDING         $  5,632,830  $ 4,943,349  $2,161,338
                                          ============  ===========  ==========

The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  SNB Bancshares, Inc. was formed as a one-bank holding company on September 30, 1994. The consolidated financial statements include the accounts of SNB Bancshares, Inc. and its wholly-owned subsidiary, Security National Bank (the
Bank) located in Macon, Georgia. All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry. The following is a description of the more significant of those policies.

BASIS OF PRESENTATION

  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

INVESTMENT SECURITIES

  Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby the Bank classifies its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

  Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1995 and 1994. Realized and unrealized gains and losses are determined using the specific identification method.

LOANS

  Interest income on loans is recognized using the effective interest method on all loans except for certain installment add-on loans. Interest on these loans is recognized using the rule of 78's, which results in no material difference from the use of the effective interest method.

  Loans are generally reported at principal amount less unearned interest and fees. On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

  Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

  Security National Bank's loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

  The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

  An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

  Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

  Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

  Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

         DESCRIPTION                   LIFE IN YEARS                          METHOD
         -----------                   -------------                       -------------
   Banking Premises                          30                            Straight-Line
   Furniture and Equipment                 5-25                            Straight-Line

  Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

INCOME TAXES

  Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

OTHER REAL ESTATE

  Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs. Provisions for estimated losses included in the 1995 financial statements total $6,750.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCKHOLDERS' EQUITY

  To be considered "well capitalized," a financial institution must generally have a leverage ratio of at least 5 percent, a tier 1 risk-based capital ratio of at least 6 percent and a total risk-based capital ratio of at least 10 percent. As of December 31, 1995, the Bank was in compliance with its minimum regulatory capital requirements and is considered "well capitalized" as defined by FDICIA.

  Cash dividends payable to stockholders are limited by various bank regulatory agencies. Standard limitations may be exceeded by specific approval of regulatory authorities.

(2) CASH AND BALANCES DUE FROM DEPOSITORY INSTITUTIONS

  Components of cash and balances due from depository institutions are as follows as of December 31:

                                                             1995       1994
                                                          ---------- ----------
   Cash on Hand and Cash Items........................... $  674,861 $  408,106
   Noninterest-Bearing Deposits with Other Banks.........  3,177,969  2,705,243
                                                          ---------- ----------
                                                          $3,852,830 $3,113,349
                                                          ========== ==========

  As of December 31, 1995, the Bank had required deposits with the Federal Reserve of $46,572.

(3) INVESTMENT SECURITIES

  Investment securities as of December 31, 1995 are summarized as follows:

                                             GROSS      GROSS
                                AMORTIZED  UNREALIZED UNREALIZED
                                  COST       GAINS      LOSSES    FAIR VALUE
                               ----------- ---------- ----------  -----------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury                  $ 4,982,082 $  89,163  $  (1,565)  $ 5,069,680
U.S. Government Agencies
 Mortgage-Backed                 1,133,012    33,406                1,166,418
 Other                          15,986,341    89,541   (321,832)   15,754,050
State, County and Municipal      4,309,158   151,513     (3,644)    4,457,027
Federal Reserve Stock              157,200                            157,200
Federal Home Loan Bank Stock       487,200                            487,200
                               -----------  --------  ---------   -----------
                               $27,054,993  $363,623  $(327,041)  $27,091,575
                               ===========  ========  =========   ===========
SECURITIES HELD TO MATURITY
U.S. Treasury                  $   496,686            $    (641)  $   496,045
U.S. Government Agencies
 Mortgaged-Backed                  264,586  $    318                  264,904
 Other                           1,000,000                          1,000,000
State, County and Municipal      5,587,002   130,647                5,717,649
                               -----------  --------  ---------   -----------
                               $ 7,348,274  $130,965  $    (641)  $ 7,478,598
                               ===========  ========  =========   ===========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(3) INVESTMENT SECURITIES (CONTINUED)

  The amortized cost and fair value of investment securities as of December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                   SECURITIES
                                  ---------------------------------------------
                                    AVAILABLE FOR SALE      HELD TO MATURITY
                                  ----------------------- ---------------------
                                   AMORTIZED              AMORTIZED
                                     COST     FAIR VALUE     COST    FAIR VALUE
                                  ----------- ----------- ---------- ----------
Due in One Year or Less           $ 3,465,406 $ 3,427,138 $  596,685 $  596,152
Due After One Year Through Five
Years                              21,074,202  21,032,136  4,113,852  4,207,876
Due After Five Years Through Ten
Years                               1,540,455   1,643,186  1,562,238  1,585,931
Due After Ten Years                   330,530     344,715  1,075,499  1,088,639
                                  ----------- ----------- ---------- ----------
                                   26,410,593  26,447,175  7,348,274  7,478,598
Federal Reserve Stock                 157,200     157,200
Federal Home Loan Bank Stock          487,200     487,200
                                  ----------- ----------- ---------- ----------
                                  $27,054,993 $27,091,575 $7,348,274 $7,478,598
                                  =========== =========== ========== ==========

  Investment securities as of December 31, 1994 are summarized as follows:

                                             GROSS      GROSS
                                AMORTIZED  UNREALIZED UNREALIZED
                                  COST       GAINS      LOSSES    FAIR VALUE
                               ----------- ---------- ----------  -----------
SECURITIES AVAILABLE FOR SALE
U.S. Treasury                  $ 1,979,147            $ (39,928)  $ 1,939,219
U.S. Government Agencies
 Mortgage-Backed                   436,110  $    694       (324)      436,480
 Other                           8,222,234        13   (167,770)    8,054,477
State, County and Municipal      2,458,784     1,514    (49,205)    2,411,093
Federal Reserve Stock              157,200                            157,200
Federal Home Loan Bank Stock       246,200                            246,200
                               -----------  --------  ---------   -----------
                               $13,499,675  $  2,221  $(257,227)  $13,244,669
                               ===========  ========  =========   ===========
SECURITIES HELD TO MATURITY
U.S. Government Agencies
 Mortgaged-Backed                 $543,971  $  6,575              $   550,546
 Other                             500,000     2,969                  502,969
State, County and Municipal      4,360,180    93,638  $ (71,454)    4,382,364
                               -----------  --------  ---------   -----------
                               $ 5,404,151  $103,182  $ (71,454)  $ 5,435,879
                               ===========  ========  =========   ===========


  Proceeds from sales of investments in debt securities were $3,169,999 in 1995, $2,781,971 in 1994 and $768,070 in 1993. Gross realized gains totaled $7,117, $25,381 and $54,375 in 1995, 1994 and 1993, respectively. Gross losses totaled $4,480, $2,437 and $620 in 1995, 1994 and 1993, respectively.

  Investment securities having a carrying value approximating $1,548,000 and $1,550,000 as of December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(4) LOANS

  The composition of loans as of December 31 are:

                                                         1995        1994
                                                      ----------- -----------
Loans Secured by Real Estate
 Construction and Land Development                    $ 2,847,546 $ 2,011,781
 Secured by Farmland (Including Farm Residential and
  Other Improvements)                                   2,018,856   1,415,725
 Secured by 1-4 Family Residential Properties          19,072,385  15,986,452
 Secured by Nonfarm Nonresidential Properties          23,646,239  18,573,228
Commercial and Industrial Loans (U.S. Addresses)       11,072,725   9,982,616
Acceptances of Other Banks                                258,621          --
Loans to Individuals for Household, Family and Other
 Personal Expenditures
  Credit Cards and Related Plans                          373,296     204,361
  Other                                                 5,288,710   4,255,196
All Other Loans                                             7,732      14,003
                                                      ----------- -----------
                                                      $64,586,110 $52,443,362
                                                      =========== ===========
Loans by interest rate type are:
Fixed Rate                                            $47,357,733 $37,517,051
Variable Rate                                          17,228,377  14,926,311
                                                      ----------- -----------
                                                      $64,586,110 $52,443,362
                                                      =========== ===========
Impaired loans included in total loans above as of December 31,
1995 are summarized as follows:

Total Investment in Impaired Loans       $218,103
Less Allowance for Impaired Loan Losses   (98,447)
                                         --------
Net Investment                           $119,656
                                         ========
Average Investment                       $136,542
                                         ========

  For the year ended December 31, 1995, income recorded on the cash basis on impaired loans totaled $7,792. Foregone interest on impaired and other nonperforming loans approximated $8,122 in 1995, $61,800 in 1994 and $66,700 in 1993.

(5) ALLOWANCE FOR LOAN LOSSES

  Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                            1995        1994       1993
                                         ----------  ----------  --------
BALANCE, BEGINNING                       $1,019,613  $  742,540  $862,156
 Provision Charged to Operating Expenses    109,143     302,490   377,790
 Loans Charged Off                          (60,191)    (77,863) (542,770)
 Loan Recoveries                             59,044      52,446    45,364
                                         ----------  ----------  --------
BALANCE, ENDING                          $1,127,609  $1,019,613  $742,540
                                         ==========  ==========  ========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(5) ALLOWANCE FOR LOAN LOSSES (CONTINUED)

  The 1995 allowance for loan losses presented above includes an allowance for impaired loan losses which was established as of January 1, 1995. Transactions in the allowance for impaired loan losses during 1995 were as follows:

BALANCE, BEGINNING                       $67,447
 Provision Charged to Operating Expenses  31,000
 Loans Charged Off                            --
 Loan Recoveries                              --
                                         -------
BALANCE, ENDING                          $98,447
                                         =======

(6) PREMISES AND EQUIPMENT

  Premises and equipment are comprised of the following as of December 31:

                                                            1995        1994
                                                         ----------  ----------
Land.................................................... $  531,411  $  531,411
Building................................................  1,213,677   1,151,776
Furniture, Fixtures and Equipment.......................  1,606,311   1,120,224
                                                         ----------  ----------
                                                          3,351,399   2,803,411
Accumulated Depreciation................................   (908,628)   (787,567)
                                                         ----------  ----------
                                                         $2,442,771  $2,015,844
                                                         ==========  ==========

  Depreciation charged to operations totaled $196,592 in 1995, $148,747 in 1994 and $162,422 in 1993.

(7) OTHER ASSETS

  Other assets consist of the following as of December 31:

                                                             1995       1994
                                                          ---------- ----------
Accrued Interest......................................... $1,092,784 $  622,594
Deferred Income Tax Benefit..............................    140,972    254,375
Unamortized Organization Costs...........................     30,382     38,485
Other....................................................    151,088    188,866
                                                          ---------- ----------
                                                          $1,415,226 $1,104,320
                                                          ========== ==========

  Organization costs totaling $40,510 incurred in connection with formation of the parent company are being amortized to operations over a period of 60 months. Related amortization expense totaled $8,103 in 1995 and $2,025 in 1994, respectively.

(8) INCOME TAXES

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(8) INCOME TAXES (CONTINUED)

  The adoption of SFAS 109 had the effect of increasing 1993 net income by $53,373, the cumulative effect of the accounting change on years prior to January 1, 1993.

  The net deferred taxes in the accompanying balance sheets as of December 31 include the following amounts of deferred tax assets and liabilities:

                                                           1995      1994
                                                         --------  --------
Deferred Tax Asset                                       $290,015  $256,476
Deferred Tax Liability                                   (113,398)  (76,475)
Valuation Allowance for Deferred Tax Asset                (23,207)  (12,328)
                                                         --------  --------
                                                          153,410   167,673
Deferred Tax Asset (Liability) on Unrealized Securities
 Gains and Losses                                         (12,438)   86,702
                                                         --------  --------
NET DEFERRED TAX ASSET                                   $140,972  $254,375
                                                         ========  ========

  The components of income tax expense for the years ended December 31 are as follows:

                                  1995      1994      1993
                                --------- --------  --------
Current Expense                 $ 546,541 $513,749  $109,856
Deferred Tax Expense (Benefit)     14,263  (77,377)   95,556
                                --------- --------  --------
                                $ 560,804 $436,372  $205,412
                                ========= ========  ========

  The sources of temporary differences and the resulting net deferred income taxes for 1995, 1994 and 1993 are as follows:

                                      1995      1994     1993
                                    --------  --------  -------
Provision for Loan Losses           $(37,109) $(72,121) $84,003
Depreciation Expense                  13,792     8,552    2,766
Accretion on Securities               26,883    (2,843)   2,842
Other                                 10,697   (10,965)   5,945
                                    --------  --------  -------
NET DEFERRED TAX EXPENSE (BENEFIT)  $ 14,263  $(77,377) $95,556
                                    ========  ========  =======

  The income tax expense of $560,804 in 1995, $436,372 in 1994 and $205,412 in
1993 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                        1995      1994      1993
                                      --------  --------  --------
FEDERAL STATUTORY INCOME TAXES        $663,544  $506,128  $264,522
 Tax-Exempt Interest                  (128,602)  (91,794)  (67,083)
 Interest Expense Disallowance          21,153    11,500     8,148
 Premiums on Officers' Life Insurance    3,169     2,771     2,373
 Meal and Entertainment Disallowance     2,212     2,417       690
 Other                                    (672)    5,350    (3,238)
                                      --------  --------  --------
ACTUAL INCOME TAXES                   $560,804  $436,372  $205,412
                                      ========  ========  ========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(9) DEPOSITS

  Components of interest-bearing deposits as of December 31 are as follows:

                            1995        1994
                         ----------- -----------
Interest-Bearing Demand  $15,257,863 $12,837,600
Savings                    3,562,564   3,985,894
Time, $100,000 and Over   15,850,776   9,175,270
Other Time                44,052,536  28,126,681
                         ----------- -----------
                         $78,723,739 $54,125,445
                         =========== ===========

(10) OTHER BORROWED MONEY

  Other borrowed money is comprised of the following as of December 31:

                                                              1995       1994
                                                           ---------- ----------
Advance agreements with the Federal Home
 Loan Bank of Atlanta are payable in varying amounts
 through August 7, 2005. Interest at rates ranging from
 5.83 percent to 7.93 percent is payable under the
 principal reducing credit program and the fixed rate
 credit program.                                           $3,740,600 $2,328,400
                                                           ========== ==========

  Maturities of borrowed money for each of the next five years and thereafter are as follows:

             YEAR          AMOUNT
             ----          ------
             1996        $   69,500
             1997         1,570,500
             1998            72,000
             1999           598,600
             2000           935,000
             Thereafter     495,000
                         ----------
                         $3,740,600
                         ==========

(11) OBLIGATIONS UNDER MORTGAGE INDEBTEDNESS

                                                             1995  1994
                                                             ---- ------
Mortgage Indebtedness on Other Real Estate Acquired through
Foreclosure                                                  $ -- $6,144
                                                             ==== ======

(12) OTHER LIABILITIES

  Components of other liabilities as of December 31 are as follows:

                                 1995      1994
                              ---------- --------
Interest Payable              $1,166,112 $313,628
Federal Income Taxes Payable       7,612  383,893
Accrued Expenses                 306,237  268,593
Other                             17,777   25,588
                              ---------- --------
                              $1,497,738 $991,702
                              ========== ========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(13) EMPLOYEE BENEFITS

  The Bank has a 401(K) Savings Incentive and Profit Sharing Plan effective as of January 1, 1990. All employees as of the effective date were eligible to participate in the plan. Subsequently-employed persons become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include salary reduction deferrals elected by employees, a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $160,452 in 1995, $120,543 in 1994 and $72,425 in 1992.

(14) COMMITMENTS AND CONTINGENCIES

  In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $124,493 as of December 31, 1995 and $394,750 as of December 31, 1994. No losses are anticipated as a result of commitments and contingencies.

(15) NONCOMPENSATORY STOCK OPTION PLAN

  In connection with the original stock offering, the Bank issued 149,900 warrants to its organizers, interim directors and initial executive officers for the purchase of common stock. Each option entitled the owner to purchase one share of Bank stock at the exercise price of $10 per share until the warrant expires. Upon formation of SNB Bancshares, Inc. in a one-for-one exchange of common stock effective September 30, 1994, the outstanding warrants were transformed into entitlements to purchase an equivalent number of shares of common stock of the holding company. As a result of stock splits effected in the form of dividends, the number of outstanding warrants increased to 359,760 with an adjusted exercise price of $4.165 per share. A summary of option transactions follow:


                                                SHARES UNDER
                                                   OPTION
                                                ------------
   Granted                                        359,760
   Canceled                                            --
   Exercised                                           --
                                                  -------
   Outstanding, December 31, 1995                 359,760
                                                  =======
   Eligible to be Exercised, December 31, 1995    359,760
                                                  =======

(16) INTEREST INCOME AND EXPENSE

  Interest income of $394,240, $269,983 and $197,303 from state, county and municipal bonds was exempt from regular income taxes in 1995, 1994 and 1993, respectively.

  Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $726,041, $365,682 and $338,383 for the years ended December 31, 1995, 1994 and 1993, respectively.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(17) SUPPLEMENTAL CASH FLOW INFORMATION

  Cash payments for the following were made during the years ended December
31:

                                                  1995       1994       1993
                                               ---------- ---------- ----------
Interest Expense                               $2,878,203 $2,084,853 $1,993,954
                                               ========== ========== ==========
Income Taxes                                   $  553,400 $  113,400 $  537,561
                                               ========== ========== ==========

(18) EARNINGS PER SHARE
                                                  1995       1994       1993
                                               ---------- ---------- ----------
EARNINGS PER COMMON AND COMMON EQUIVALENT
 SHARE
 Income Before Cumulative Effect of Accounting
 Change                                        $     1.01 $      .81 $      .45
 Cumulative Effect of Accounting Change                                     .04
                                               ---------- ---------- ----------
 Net Income                                    $     1.01 $      .81 $      .49
                                               ========== ========== ==========

  All share and per share data has been restated to reflect the 20 percent stock split effected in the form of a dividend on March 20, 1995 and the 100 percent stock split effected in the form of a dividend on June 1, 1996.

(19) RELATED PARTY TRANSACTIONS

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $2,544,857 as of December 31, 1995 and $2,700,614 as of December 31, 1994. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                       1995        1994
                    ----------  ----------
BALANCE, BEGINNING  $2,700,614  $2,346,929
 New Loans           5,221,080   6,300,685
 Repayments         (5,376,837) (5,947,000)
                    ----------  ----------
BALANCE, ENDING     $2,544,857  $2,700,614
                    ==========  ==========

(20) NONCASH FINANCING AND INVESTMENT ACTIVITIES

  Noncash financing and investment activities for the years ended December 31 are as follows:

                                                   1995     1994     1993
                                                 -------- -------- --------
Acquisitions of Real Estate Through Foreclosure  $257,224 $256,567 $    --
                                                 ======== ======== ========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(21) FINANCIAL INFORMATION OF SNB BANCSHARES, INC. (PARENT ONLY)

  SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security National Bank in September 1994. The parent company's balance sheets as of December 31, 1995 and 1994 and the related statements of income and cash flows for the years then ended are as follows:

         SNB BANCSHARES, INC. (PARENT ONLY) BALANCE SHEETS DECEMBER 31

                                    ASSETS

                                        1995       1994
                                     ---------- ----------
Cash                                 $   36,644 $   17,877
Unamortized Organization Costs           30,382     38,485
Investment in Subsidiary, at Equity   8,355,112  7,024,832
Income Tax Benefit                        3,537      1,238
                                     ---------- ----------
TOTAL ASSETS                         $8,425,675 $7,082,432
                                     ========== ==========

                             STOCKHOLDERS' EQUITY

STOCKHOLDERS'
EQUITY
 Common Stock, Par Value $1;
   5,000,000 Shares Authorized,
   1,200,000 Shares Issued and
   Outstanding                      $1,200,000 $1,200,000
 Paid-In
 Capital                             4,500,000  4,500,000
 Retained Earnings                   2,701,539  1,550,744
 Net Unrealized Gain (Loss) on
  Securities Available for Sale,
  New of Tax                            24,136   (168,312)
                                    ---------- ----------
TOTAL STOCKHOLDERS' EQUITY           8,425,675  7,082,432
                                    ---------- ----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY              $8,425,675 $7,082,432
                                    ========== ==========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(21) FINANCIAL INFORMATION OF SNB BANCSHARES, INC. (PARENT ONLY) (CONTINUED)

  SNB BANCSHARES, INC. (PARENT ONLY) STATEMENTS OF INCOME FOR THE YEARS ENDED
                                  DECEMBER 31

                                                      1995       1994
                                                   ---------- ----------
INCOME
 Dividends from Subsidiary                         $  265,000 $  500,000
                                                   ---------- ----------
EXPENSE
 Interest                                                  --        613
 Amortization of Organization Costs                     8,103      2,025
 Other                                                 10,134      1,000
                                                   ---------- ----------
                                                       18,237      3,638
                                                   ---------- ----------
INCOME BEFORE TAXES AND EQUITY IN UNDISTRIBUTED
 Earnings of Subsidiary                               246,763    496,362
 Income Tax Benefit                                     6,200      1,237
                                                   ---------- ----------
INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS OF
SUBSIDIARY                                            252,963    497,599
 Equity in Undistributed Earnings of Subsidiary     1,137,832    554,640
                                                   ---------- ----------
NET INCOME                                         $1,390,795 $1,052,239
                                                   ========== ==========

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(21) FINANCIAL INFORMATION OF SNB BANCSHARES, INC. (PARENT ONLY) (CONTINUED)

   SNB BANCSHARES, INC. (PARENT ONLY) STATEMENTS OF CASH FLOWS FOR THE YEARS
                               ENDED DECEMBER 31

                                                     1995        1994
                                                  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                       $1,390,795  $1,052,239
 Adjustments to Reconcile Net Income to Net Cash
  Provided from Operating Activities
   Amortization                                        8,103       2,025
   Equity in Undistributed Earnings of Subsidiary (1,137,831)   (554,640)
   Increase in Other Asset                            (2,300)     (1,237)
                                                  ----------  ----------
                                                     258,767     498,387
                                                  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital Infusion in Subsidiary                           --    (240,000)
                                                  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Dividends Paid                                     (240,000)   (200,000)
 Payment for Organization Costs                           --     (40,510)
                                                  ----------  ----------
                                                    (240,000)   (240,510)
                                                  ----------  ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS             18,767      17,877
CASH AND CASH EQUIVALENTS, BEGINNING                  17,877          --
                                                  ----------  ----------
CASH AND CASH EQUIVALENTS, ENDING                 $   36,644  $   17,877
                                                  ==========  ==========

(22) COMMON STOCK SPLIT

  On February 9, 1995, the board of directors approved a 20 percent stock split to be effected on March 20, 1995 in the form of a dividend to stockholders of record on February 28, 1995. Share, per share data and stockholders' equity account balances for all periods presented in the accompanying consolidated financial statements and related notes have been restated to reflect the additional shares outstanding resulting from the stock split.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(23) FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

  CASH AND SHORT-TERM INVESTMENTS--For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

  INVESTMENT SECURITIES AVAILABLE FOR SALE--Fair values for investment securities are based on quoted market prices.

  LOANS--The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

  DEPOSIT LIABILITIES--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

  STANDBY LETTERS OF CREDIT--Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31, 1995 are as follows:

                                          CARRYING    AMOUNT
                                          ESTIMATED FAIR VALUE
                                          --------- ----------
                                             (IN THOUSANDS)
ASSETS
 Cash and Short-Term Investments           $5,632     $5,632
 Investment Securities Available for Sale  27,091     27,091
 Investment Securities Held to Maturity     7,348      7,478
 Loans                                     63,272     63,525
LIABILITIES
 Deposits                                  92,968     93,645
 Other Borrowed Money                       3,740      3,795
UNRECOGNIZED FINANCIAL INSTRUMENTS
 Standby Letters of Credit                    124        124

                      SNB BANCSHARES, INC. AND SUBSIDIARY

(23) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(24) RECLASSIFICATIONS

  Certain reclassifications have been made in the 1994 and 1993 financial statements to conform to the 1995 presentation.

(25) SUBSEQUENT EVENT

  On June 1, 1996, the board of directors approved a two-for-one stock split to be effected in the form of a dividend. Shares, per share data, stock options and balances of common stock and retained earnings have been restated for all periods presented to reflect the additional shares outstanding resulting from the stock split.

                      SNB BANCSHARES, INC. AND SUBSIDIARY

                              SNB BANCSHARES, INC.
                                 BALANCE SHEETS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

AS OF JUNE 30:

                                                        1996          1995
                                                    ------------  ------------
ASSETS:
Cash and Balances Due From Depository Institutions  $  5,469,527  $  4,344,460
Federal Funds Sold                                        20,000             0
                                                    ------------  ------------
Investment Securities                                 35,566,924    25,360,183
                                                    ------------  ------------
Loans                                                 76,802,803    58,887,262
 Allowance for Loan Losses.                           (1,273,622)   (1,089,659)
 Unearned Interest and Fees                             (190,888)     (185,586)
                                                    ------------  ------------
                                                      75,338,293    57,612,017
                                                    ------------  ------------
Premises and Equipment                                 2,531,653     2,230,221
                                                    ------------  ------------
Other Real Estate                                        493,445       287,035
                                                    ------------  ------------
Other Assets                                           1,712,397     1,287,964
                                                    ------------  ------------
TOTAL ASSETS                                        $121,132,239  $ 91,121,880
                                                    ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
 Noninterest-Bearing                                $ 17,630,358  $ 13,066,842
 Interest-Bearing                                     87,028,963    65,339,565
                                                    ------------  ------------
                                                     104,659,321    78,406,407
                                                    ------------  ------------
Borrowed Money:
Federal Funds Purchased                                        0      1,230,00
 Demand Notes to the U.S. Treasury                       749,256       544,160
 Other Borrowed Money                                  3,706,300     2,322,100
                                                    ------------  ------------
                                                       4,455,556     4,096,260
                                                    ------------  ------------
Other Liabilities                                      1,476,012     1,034,767
                                                    ------------  ------------
Stockholders' Equity:
 Common Stock, Par Value $1 a Share; Authorized
  5,000,000 Shares;
  Shares Issued and Outstanding: 1,362,800 in 1996
  and 1,200,000 in 1995                                1,362,800     1,200,000
 Paid-In Capital                                       6,168,700     4,500,000
 Retained Earnings                                     3,164,277     2,071,961
 Net Unrealized Gain (Loss) on Securities Available
  for Sale, Net of Tax                                  (154,427)     (187,515)
                                                    ------------  ------------
                                                      10,541,350     7,584,446
                                                    ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $121,132,239  $ 91,121,880
                                                    ============  ============

Statements are unaudited and subject to certain year end adjustments.

                              SNB BANCSHARES, INC.
                            STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

FOR THE SIX MONTHS
 ENDED JUNE 30:

                                                        1996       1995
                                                     ---------- ----------
INTEREST INCOME:
 Loans, Including Fees                               $3,880,358 $2,960,595
 Federal Funds Sold                                      57,612     65,425
 Investment Securities:
  U.S. Treasury                                         176,108    103,790
  U.S. Government Agencies                              481,164    318,731
  State, County and Municipal.                          244,727    184,929
  Other Investments                                      24,563     13,726
                                                     ---------- ----------
                                                      4,864,532  3,647,196
                                                     ---------- ----------
INTEREST EXPENSE:
 Deposits                                             2,147,607  1,474,876
 Federal Funds Purchased                                    362        786
 Demand Notes Issued to the U.S. Treasury                10,931     13,529
 Other Borrowed Money                                   128,920     78,375
                                                     ---------- ----------
                                                      2,287,820  1,567,566
                                                     ---------- ----------
NET INTEREST INCOME                                   2,576,712  2,079,630
 Provision for Loan Losses                              107,000     54,571
                                                     ---------- ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   2,469,712  2,025,059
                                                     ---------- ----------
NONINTEREST INCOME:
 Service Charges on Deposits                            321,116    239,245
 Other Service Charges, Commissions and Fees            127,895     85,435
 Security Transactions, Net                              26,908       (122)
 Other                                                   37,983     65,852
                                                     ---------- ----------
                                                        513,902    390,410
                                                     ---------- ----------
NONINTEREST EXPENSES:
 Salaries and Employee Benefits                       1,047,466    737,938
 Occupancy and Equipment                                263,768    187,272
 Other                                                  708,238    594,278
                                                     ---------- ----------
                                                      2,019,472  1,519,488
                                                     ---------- ----------
INCOME BEFORE INCOME TAXES                              964,142    895,981
  Income Taxes                                          270,088    254,754
                                                     ---------- ----------
NET INCOME                                           $  694,054 $  641,227
                                                     ========== ==========

Statements are unaudited and subject to certain year end adjustments.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                          FOR SIX MONTHS ENDED JUNE 30
                                  (UNAUDITED)

                                                         1996         1995
                                                      -----------  -----------
CASH PROVIDED BY OPERATIONS                           $   703,209     $683,946
                                                      -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Sale (Purchase) of Investment Securities              (1,388,678)  (6,762,801)
 Net Loans Made to Customers                          (12,336,445)  (6,590,645)
 Purchase of Premises and Equipment                      (217,403)    (313,132)
 Cash from Sale of OREO                                    23,689       86,695
                                                      -----------  -----------
                                                      (13,918,837) (13,579,883)
                                                      -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net Increase in Demand, Interest-Bearing Demand and
  Savings Desposits                                    12,880,844      266,445
 Net Increase (Decrease) in Time Certificates          (1,190,028)  10,927,757
 Proceeds from Issuance (Repayment) of Demand Note to
  the U.S. Treasury                                      (184,383)       5,290
 Principal Payments on Capital Lease                           --       (6,144)
 Federal Funds Purchased (Repaid)                              --    1,230,000
 Payment of Dividends                                    (149,908)    (120,000)
 Issuance of Capital Stock                              1,750,100           --
 Proceeds from Issuance (Repayment) of Notes Payable
  to
  Federal Home Loan Bank                                  (34,300)      (6,300)
                                                      -----------  -----------
                                                       13,072,325   12,297,048
                                                      -----------  -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS                (143,303)    (598,889)
CASH AND CASH EQUIVALENTS, BEGINNING                    5,632,830    4,943,349
                                                      -----------  -----------
CASH AND CASH EQUIVALENTS, ENDING                     $ 5,489,527  $ 4,344,460
                                                      ===========  ===========

                       [LETTERHEAD OF SNB APPEARS HERE]

September 30, 1996

Dear Shareholder:

     The purpose of this letter is to announce the offering by SNB Bancshares, Inc. of 272,560 shares of its $1.00 par value common stock at a price of $13.50 per share. Although holders of common stock of SNB Bancshares, Inc. do not have preemptive rights to purchase additional shares issued by the Company, the Board of Directors of SNB Bancshares, Inc. has decided to first offer the shares of its common stock to shareholders of the Company pursuant to warrants issued by the Company. The enclosed prospectus by which this offering is made provides information with respect to SNB Bancshares, Inc. and the offering. THE PROSPECTUS SHOULD BE CAREFULLY REVIEWED BEFORE ANY DECISION TO INVEST.

     The warrants entitle each shareholder of SNB Bancshares, Inc. to purchase one share of the Company's common stock for each five shares of the Company's common stock owned of record by that shareholder as of September 20, 1996. Your warrant to purchase the shares of the Company is enclosed, and specifies the number of shares you are entitled to purchase. The warrants do not entitle shareholders to purchase fractional shares; instead, the right to purchase less than one-half share has been rounded down, and the right to purchase one-half share or more has been rounded up.

     You may subscribe for a greater number of shares than provided in the warrant. However, any subscription for additional shares can be satisfied only from shares which are not purchased by shareholders of the Company pursuant to the exercise of the warrants. In addition, in order to increase the shareholder base of the Company, any shares which are not purchased pursuant to the exercise of the warrants will also be offered to members of the general public who reside in the State of Georgia at the same price as the shares are offered to shareholders of the Company.

     Any shareholder subscribing for excess shares should indicate on the Exercise Form attached as Exhibit "A" to the enclosed warrant the number of additional shares to which you wish to subscribe. You will be notified whether the subscription has been accepted by the Board of Directors. Subscriptions for excess shares can be withdrawn if written notice to that effect is received by the Board of Directors prior to the acceptance of the subscription. If your subscription for excess shares is accepted, you must promptly forward a check in the amount of the excess subscription accepted by the Board of Directors within ten (10) days after notice thereof; otherwise, the Company will be entitled to cancel the subscription for the excess shares.

September 30, 1996
Page 2

     The warrants issued by the Company are non-transferable, and must be exercised in accordance with the instructions contained in the warrant and will expire and be of no further force and effect if not exercised in accordance with those instructions on or before October 30, 1996. The exercise of the warrants should be accompanied by a check payable to SNB Bancshares, Inc. in an amount equal to the number of shares you elect to purchase pursuant to the exercise of the warrants times $13.50 per share. IF YOU ELECT TO SUBSCRIBE TO ADDITIONAL SHARES, DO NOT SEND A CHECK FOR THE ADDITIONAL SHARES UNTIL YOU ARE NOTIFIED BY SNB BANCSHARES, INC. THAT YOUR EXCESS SUBSCRIPTION HAS BEEN ACCEPTED. A self-addressed envelope is enclosed for your convenience.

     If you should have any questions concerning the offering, please call Rett Walker at (912) 752-7394, or call me at (912) 752-7380.

                                         Yours very truly,

                                         SNB BANCSHARES, INC.

                                         /s/ Robert C. Ham
                                         -----------------------
                                         ROBERT C. HAM
                                         Chief Executive Officer